                                                                  EXECUTION COPY





                  --------------------------------------------


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             DRS TECHNOLOGIES, INC.


                                       AND


                          GENERAL ATRONICS CORPORATION


                  --------------------------------------------

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"') dated as of June 12, 2000, is by and between DRS TECHNOLOGIES, INC, a Delaware corporation ("Buyer"), and GENERAL ATRONICS CORPORATION, a Pennsylvania corporation ("Seller").

                                   WITNESSETH

         WHEREAS, Seller designs, engineers and manufactures proprietary, technological products and systems for the defense and communications industry (the "Defense Business");

         WHEREAS, Seller retains a 51% partnership interest ("MSSC Interest", and together with the Defense Business, the "Business") in a joint venture, named MSSC Company ("MSSC"), with Signaal America Corporation, a wholly owned subsidiary of Hollandse Signaalappaarten B.V., ("Signaal"); and

         WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer, the Acquired Assets and the Assumed Liabilities (each as defined below) related to the conduct and operations of the Business (the
"Acquisition").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         The following terms, as used herein, shall have the following meanings:

         "Acquisition" shall have the meaning set forth in the recitals hereto.

         "Accepting Employees" shall have the meaning set forth in Section 8.2(c) hereof.

         "Adjustment" shall have the meaning set forth in Section 2.7(c) hereof.

         "Acquired Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Accounts Receivable" shall have the meaning set forth in Section 2.1(c) hereof.

         "Affiliate" shall mean with respect to any Person, another Person that directly or indirectly, controls, is controlled by, or is under common control with such Person.

         "Allocation Schedule" shall have the meaning set forth in Section 6.11(b) hereof.

         "AMEX" shall have the meaning set forth in Section 2.6(c) hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

         "Average Market Price" shall have the meaning set forth in Section 2.6(c) hereof.

                                     A-I-1

         "Business" shall have the meaning set forth in the recitals hereto.

         "Business Contracts" shall have the meaning set forth in Section 2.1(e) hereof.

         "Buyer Indemnified Parties" shall have the meaning set forth in Section
10.1 hereof.

         "Buyer Material Adverse Effect" shall have the meaning set forth in
Section 4.1 hereof.

         "Buyer's Proposed Calculations" shall have the meaning set forth in
Section 2.7(a) hereof

         "Cash Consideration" shall have the meaning set forth in Section 2.6(c) hereof.

         "Claims" shall have the meaning set forth in Section 10.1 hereof.

         "Closing" shall have the meaning set forth in Section 2.8 hereof.

         "Closing Balance Sheet" shall have the meaning set forth in Section 2.7(a) hereof.

         "Closing Date" shall have the meaning set forth in Section 2.8 hereof.

         "Closing Net Assets" shall have the meaning set forth in Section 2.7(c) hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Common Stock" shall mean the common stock, par value $0.01 per share, of Buyer.

         "December Balance Sheet" shall have the meaning set forth in Section
2.5 hereof.

         "Defense Business" shall have the meaning set forth in the recitals hereto.

         "Designated Employees" shall have the meaning set forth in Section 8.2(a).

         "Designated Officer" shall have the meaning set forth in Section 6.1(d) hereof.

         "Dispute" shall have the meaning set forth in Section 12.12 (b) hereof.

         "Employees" shall mean all current employees of the Defense Business. Except where the context expressly indicates to the contrary the term "Employees" shall include Inactive Employees.

         "Encumbrance" shall mean all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

         "Equipment" shall have the meaning set forth in Section 2.1(b) hereof.

         "ERISA" shall have the meaning set forth in Section 3.16(b) hereof.

         "ERISA Affiliate" shall have the meaning set forth in Section 3.16(a) hereof.

         "Escrow Agreement" shall have the meaning set forth in Section 2.6(d) hereof.

                                     A-I-2

         "Escrowed Shares" shall have the meaning set forth in Section 2.6(d) hereof.

         "Estimated Balance Sheet" shall have the meaning set forth in Section 2.5(a) hereof.

         "Excess Net Assets" shall have the meaning set forth in Section 2.5(c) hereof.

         "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

         "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

          "Excluded Environmental Liabilities" shall have the meaning set forth in Section 2.4(g) hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.4 hereof.

         "Excluded Proceeds" shall have the meaning set forth in Section 2.2(h) hereof.

          "FAR" shall have the meaning set forth in Section 3.19(a) hereof.

         "FCA" shall have the meaning set forth in Section 3.19(a) hereof.

         "GAAP" shall have the meaning set forth in Section 2.5(a) hereof.

         "GAC Material Adverse Effect" means any material adverse effect on the general affairs, business, management, operations, revenues, earnings, assets and liabilities or prospects of the Defense Business as conducted by Seller, or the business of MSSC as conducted by MSSC, prior to the Closing.

         "GARC" shall mean General Atronics Realty Corporation, a Pennsylvania corporation formed to hold the real estate located at 1100 and 1200 East Mermaid Lane, Wyndmoor, Pennsylvania, and in which Seller retains a 79% interest.

         "Governmental Entity" shall mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, Federal, state, local, transnational or foreign.

        "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyl's and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

        "Inactive Employee Hire Date" shall have the meaning set forth in
Section 8.2(b) hereof.

        "Inactive Employees" shall mean those Employees who, as of the Closing Date, are on leave of absence, are on short or long term disability leave, or are otherwise not actively at work and who are identified on Schedule 3.17(a) hereto; provided, however, that Inactive Employees shall not include Employees who are not actively at work on the Closing Date due to a vacation day, personal day absence or occasional absence day or other similar short term leave for reasons other than illness.

         "Indemnified Party" shall have the meaning set forth in Section 10.4 hereof.

                                     A-I-3

         "Indemnifying Party" shall have the meaning set forth in Section 10.4 hereof.

         "Independent Accounting Firm" shall have the meaning set forth in
Section 2.7(b) hereof.

         "Insurance Policy" shall have the meaning set forth in Section 6.14(a) hereof.

         "Inventories" shall have the meaning set forth in Section 2.1(d) hereof.

         "Joint Venture Agreement" shall mean the Limited Partnership Agreement, dated as of June 22, 1984, by and between Signaal and Magnavox European Defense Electronics Company ("MEDEC"), as assigned by MEDEC to Seller, and as amended by Amendment No. 1, dated as of June 1, 1999, between Signaal and Seller.

         "Key Shareholders" shall mean collectively George E. Huffman, Howard S. Brown, Michel M. Goutmann, and Joseph A. Gothie.

         "Lease" shall have the meaning set forth in Section 6.13 hereof.

         "License Agreement" shall have the meaning set forth in Section 3.14(e) hereof.

         "Magnavox" shall mean Magnavox Electronics Systems Company and any of its successors.

         "Magnavox Asset Purchase Agreement" shall mean the Asset Purchase and Sale Agreement, dated as of October 28, 1991, by and among Magnavox Electronics Systems Company, General Atronics Corporation (a subsidiary of Magnavox) and Atronics Acquisition Corporation.

         "Magnavox Indemnity" shall have the meaning set forth in Section 10.5(a) hereof.

          "Market Value" shall have the meaning set forth in Section 2.6(b) hereof.

         "Maximum Indemnification Amount" shall have the meaning set forth in
Section 10.3(a).

         "MSSC Interest" shall have the meaning set forth in the recitals hereto.

         "Net Assets Requirement" shall have the meaning set forth in Section 2.5(a) hereof

         "Novation Agreement" shall have the meaning set forth in Section 6.3(a) hereof.

         "PADEP" shall have the meaning set forth in Section 6.14(b) hereof.

         "Permitted Encumbrances" shall mean Encumbrances that (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar liens that do not, individually or in the aggregate, have a GAC Material Adverse Effect, (iii) in connection with any agreement or instrument constituting part of the Acquired Assets and specifically listed on Schedule 1 hereto; (iv) represent the rights of customers, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law; or (v) that individually or in the aggregate could not reasonably be expected to

                                     A-I-4
interfere with the use of the encumbered assets in the conduct of the normal business operations of the Defense Business or of the business of MSSC.

         "Person" shall mean any individual, corporation, limited liability company, or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plans" shall have the meaning set forth in Section 3.16(a) hereof.

         "Property" shall have the meaning set forth in Section 6.13 hereof.

         "Purchase Price" shall have the meaning set forth in Section 2.6(b) hereof.

         "Remaining Disputed Items" shall have the meaning set forth in Section 2.7(b) hereof.

         "Restraints" shall have the meaning set forth in Section 9.1(a) hereof.

         "Restricted Business" shall have the meaning set forth in Section 7.1 hereof.

         "Securities Act" shall have the meaning set forth in Section 3.25 hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
Section 10.2 hereof.

         "Seller's Knowledge" shall mean the actual knowledge of any of the Key Shareholders.

         "Seller Plan" shall have the meaning set forth in Section 3.16(a) hereof.

         "Seller's Proposed Calculations" shall have the meaning set forth in
Section 2.7(b) hereof.

         "Share Consideration" shall have the meaning set forth in Section 2.6(c) hereof.

         "Solicit" shall have the meaning in Section 7.2(c) hereof.

         "Split Period" shall mean a Taxable Year that begins on or before the Closing Date and ends after the Closing Date.

         "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax or other additional amounts that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all net or gross income taxes, payroll and employee taxes (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), withholding taxes, unemployment insurance taxes, social security (or similar) taxes, disability taxes, registration taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, premium taxes, windfall profits taxes, environmental taxes, real and personal property taxes, ad valorem taxes, stamp taxes, value added taxes, customs, duties, fees, assessments, charges or obligations of the same or of a similar nature.

         "Tax Returns" shall mean all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed relating to Taxes, including but not

                                     A-I-5
limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state or local) and settlement documents, and any schedules or attachments to any of the foregoing.

         "Taxable Year" shall mean any taxable year or any other taxable period with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Threshold" shall have the meaning set forth in Section 10.3(a) hereof.

         "TINA" shall have the meaning set forth in Section 3.19(a) hereof.

         "Transferred Permits" shall have the meaning set forth in Section 2.1(i) hereof.

         "Transfer Taxes" shall have the meaning set forth in Section 6.11(c) hereof.

         "Transaction Documents" shall mean, collectively, this Agreement, the Escrow Agreement, the Lease referred to in Section 6.13 hereof, and the lock-up agreement referred to in Section 9.2(h) hereof.

         "Underground Tanks" shall have the meaning set forth in Section 2.4(f) hereof.

         "Valuations" shall have the meaning set forth in Section 6.11(c) hereof.

                                   ARTICLE II
                                SALE AND PURCHASE

              2.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets) of the Business (all of which assets are hereinafter referred to collectively as the "Acquired Assets"), including but not limited to the following assets of Seller:

              (a) all of Seller's right, title and interest in and to the MSSC Interest and in, to and under the Joint Venture Agreement;

              (b) all of Seller's right, title and interest in and to all machinery, equipment, computers (including the software embodied therein), installations, fixtures, furniture, tools, supplies, booths, displays, materials and other personal property used primarily in connection with the Defense Business as described on Schedule 2.1(b) hereto, which Schedule shall clearly identify the extent of Seller's interest in such property, with such additions and deletions thereto as may arise, as a result of normal business operations consistent with Seller's obligations under Article 5 hereof (the "Equipment");

              (c) all of Seller's billed and unbilled accounts receivable, other than the Excluded Accounts Receivable, relating primarily to the Defense Business outstanding on the Closing Date ("Accounts Receivable");

              (d) all of Seller's inventories held for use primarily in the Defense Business, including raw materials, work in process (subject to the customers' rights in the case of any

                                     A-I-6
government-funded work in process), supplies, samples, prototypes and finished goods (the "Inventories"), to the extent not consumed in the operation of the Defense Business prior to the Closing;

              (e) all of Seller's rights under all contracts and agreements, including without limitation joint venture agreements, teaming agreements, distribution agreements, service agreements, supply agreements, license agreements, sublicense agreements, personal property leases, and development contracts, including, without limitation the Magnavox Asset Purchase Agreement (subject to Section 10.5 hereof), entered into by a Seller primarily in connection with the Defense Business, listed on Schedule 2.1(e) hereto, but excluding Government Contracts (as defined in Section 3.19(x)(iv) hereof and which are described below) and any such contracts that have been performed in full by Seller prior to Closing (collectively the "Business Contracts");

              (f) all of Seller's rights under all Government Contracts (as defined in Section 3.19(x)(iv) hereof), excluding all such contracts that have been performed in full by Seller prior to Closing;

              (g) all of Seller's rights under purchase orders, in each case to the extent outstanding on the Closing Date and relating primarily to the Defense Business (collectively, the "Purchase Orders");

              (h) all of Seller's right, title and interest in and to the Intellectual Property (as defined in Section 3.14(k)) listed on Schedule 2.1(h) hereto together with the good will of the Business;

              (i) to the extent transferable and permitted by applicable laws and regulations, all of Seller's rights with respect to any licenses, permits, consents, concessions, orders, authorizations, approvals or registrations from, of or with any Governmental Entity and relating primarily to the Defense Business, listed on Schedule 2.1(i) hereto (collectively, "Transferred Permits");

              (j) all records of Seller relating primarily to the Defense Business, including, without limitation, property records, shipping records, supplier lists, production records, purchasing and sales records, customer lists, proposals, credit records, accounting records and such other records as Buyer may reasonably require to conduct the Defense Business subsequent to the Closing;

              (k) the payroll and personnel records of all the Accepting Employees;

              (l) all sales and promotional literature and other marketing and sales-related materials owned or used by Seller primarily in connection with the Defense Business;

              (m) to the extent transferable and permitted by applicable laws and regulations, other than the claims listed on Schedule 2.1(m) hereto, all claims, causes of action, rights of recovery and rights of set off of any kind against any third Persons, other than Seller and its Affiliates and Seller's claims against the United States Navy relating to the Wireline Software Licenses, and all rights under and pursuant to all warranties, representations and guaranties made by suppliers of products, materials or equipment or components thereof, pertaining to, arising out of, and inuring to the benefit of Seller and relating primarily to the Defense Business; and

                                     A-I-7

              (n)  all of Seller's cash and marketable securities.

         2.2  Excluded Assets.


         Notwithstanding the foregoing, Seller is not selling and Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include any assets of Seller that are not specifically used in the Business, including, without limitation, any of the following assets (the "Excluded Assets"):

              (a)  any of Seller's right, title and interest in and to GARC;

              (b) any of Seller's title to, interest in or rights with respect to any real property other than to the extent set forth in the Lease;

              (c) any computers not used primarily in the Defense Business, and any software embodied in any such computers, any communication or data network systems not used primarily in the Defense Business;

              (d) any other assets of Seller not used primarily in the Defense Business and not otherwise described in this Section 2.2, as listed on Schedule 2.2(d) hereto;

              (e) all corporate records of Seller, all original copies of tax records of Seller and all other records and files not relating primarily to the Defense Business;

              (f)  any insurance policies of Seller or any Plans;

              (g) Seller's claims against the United States Navy relating to the Wireline Software Licenses;

              (h) as set forth in Schedule 2.2(h) hereto, a percentage of the proceeds paid by certain customers upon performance of the contracts listed on such Schedule 2.2(h) hereto and such cash equal to the amount as determined in accordance with Schedule 2.2(h), but if and only to the extent specified in
Section 2.5(c) hereof (collectively, the "Excluded Proceeds"); and

              (i) all of Seller's right, title and interest to the securities of Mikros Systems Corporation currently held by Seller.

         2.3  Assumed Liabilities.

         Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of any nature, fixed or contingent or known or unknown, of Seller or relating to the MSSC Interest or the operation of the Defense Business prior to the Closing (including without limitation the Excluded Environmental Liabilities referred to below), except that, at the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

              (a) the liabilities of the Business included or reserved for in the December Balance Sheet, but only to the extent included or reserved for in the Closing Balance Sheet;

                                     A-I-8

              (b) liabilities incurred by Seller since December 31, 1999 in the ordinary course of the Business consistent with past practice and in accordance with the provisions of this Agreement, but only to the extent included or reserved for in the Closing Balance Sheet;

              (c) liabilities in respect of the conduct of the Business or ownership of the Acquired Assets subsequent to the Closing Date, including but not limited to liabilities in respect of the Business Contracts and the Government Contracts subsequent to the Closing Date, subject to (i) Seller's receipt of the necessary approvals and/or consents as contemplated by Section
6.2 hereof to transfer, assign and convey such contracts and agreements to Buyer hereunder and (ii) the novation of such contracts and agreements in accordance with Section 6.3 hereof; and

              (d) liabilities and obligations of Buyer relating to the Accepting Employees to the extent specified in Section 8.3 hereof.

         2.4  Excluded Liabilities.

         Notwithstanding anything to the contrary set forth in this Agreement or otherwise, all liabilities and obligations of any nature, fixed or contingent or known or unknown, of Seller or relating to the MSSC Interest or the operation of the Defense Business prior to the Closing, other than the Assumed Liabilities, shall be retained by Seller, which are referred to herein as the "Excluded Liabilities". The Excluded Liabilities shall include without limitation:

              (a) all liabilities and obligations of Seller relating to or incurred in connection with the Excluded Assets;

              (b) all liabilities and obligations of Seller for Taxes attributable to the conduct of the Defense Business and incurred with respect to any Taxable Year on or before the Closing Date or that portion of any Split Period ending on the Closing Date;

              (c) any liabilities under any Tax sharing or allocation agreement between Seller, MSCC or any Affiliate of Seller, on the one hand, and any other Person, on the other hand;

              (d) all liabilities and obligations of Seller arising in connection with its operations unrelated to the Business;

              (e) (i) with respect to Accepting Employees, all liabilities and obligations of Seller (except for accrued vacation benefit days as specified in Section 8.3(c)) relating to such Accepting Employees for the period on or before the Closing Date (the Inactive Employee Hire Date in the case of an Inactive Employee who is an Accepting Employee) and those liabilities and obligations in the period following the Closing Date to the extent specified as being retained by Seller in Section 8.2 and 8.3 hereof, and (ii) with respect to all other Employees, all liabilities and obligations of Seller relating to such other Employees;

              (f) (i) any alleged or actual liability for the investigation, cleanup or removal of any Hazardous Materials, or for death or injury to person or property, as a result of the generation, transportation, disposal, storage, release, emission or discharge of any Hazardous Materials onsite or offsite and in, on, under, from or onto the Property, past or present, solely to the extent that such liability arises out of any matter or circumstances that occurred or existed on or before the Closing Date and (ii) any leak, discharge or release of Hazardous Materials emanating from any underground storage tanks or their appurtenant pipes, lines, fixtures and other related

                                     A-I-9
equipment located on the Property (collectively, the "Underground Tanks") occurring before, on or after the Closing Date unless such leak, discharge or release results from Buyer or any Affiliate of Buyer or any of their respective employees, invitees, agents or contractors piercing or cracking an Underground Tank or pressure testing it without Seller's prior written consent; and

              (g) any alleged or actual liability and penalties for violations of or noncompliance with Environmental Laws (as defined in Section 3.18(b)(iii)), to the extent that such liability arises out of any matter that occurred or existed on or before the Closing Date and, with respect to the Underground Tanks, on, before or after the Closing Date unless such leak, discharge or release results from Buyer or any Affiliate of Buyer or any of their respective employees, invitees, agents or contractors piercing or cracking an Underground Tank or pressure testing it without Seller's prior written consent (with the obligations and liabilities referred to in paragraph (f) above and this paragraph collectively referred to as the "Excluded Environmental Liabilities").

         2.5  Estimated Balance Sheet and Net Assets.

              (a) No later than two business days prior to the Closing Date, Seller shall deliver to Buyer a pro forma balance sheet ("Estimated Balance Sheet") that shall fairly present as of such date the Acquired Assets and Assumed Liabilities of the Business being transferred to Buyer hereunder as of the Closing Date. The Estimated Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") subject to those specific understandings set forth in Schedule 2.5 hereto, applied on a basis consistent with Seller's December 31, 1999 audited consolidated balance sheet ("December Balance Sheet"). In addition, there shall be no changes to the methodologies and assumptions used to prepare the reserves and contract estimates reflected on the Estimated Balance Sheet as compared to the methodologies and assumptions used to prepare the December Balance Sheet.

              (b) At Closing, the net assets of the Business as reflected on the Estimated Balance Sheet shall be no less than Five Million One Hundred Thousand Dollars ($5,100,000) ("Net Assets Requirement"). In addition, at Closing, the amount of working capital of the Business shall be no less than the working capital as reflected in Seller's balance sheet dated June 31, 1999.

              (c) If the Estimated Balance Sheet reflects net assets in excess of the Net Assets Requirement (the amount of such excess referred to herein as the "Excess Net Assets"), the Excluded Proceeds (whose value shall not exceed the value of the Excess Net Assets) shall be retained by Seller and shall constitute Excluded Assets. Buyer shall collect, in the ordinary course of business, all such Excluded Proceeds and, upon receipt, tender all such proceeds promptly to Seller.

         2.6  Purchase Price.

              (a) In consideration of the sale, transfer and assignment by Seller of the Acquired Assets and the agreements of Seller contained herein and in the other Transaction Documents, Buyer shall pay and Seller shall receive from Buyer the Purchase Price set forth in Section 2.6(b) hereof and calculated in accordance with Section 2.6(c) hereof.

              (b) The purchase price shall be Eleven Million Dollars ($11,000,000) (the "Purchase Price").

                                     A-I-10

              (c) The Purchase Price shall be payable by (i) cash consideration equal to Seven Million Dollars ($ 7,000,000) ("Cash Consideration") plus (ii) subject to Section 2.6(d), shares of Common Stock the Market Value (as defined below) of which is Four Million Dollars ($4,000,000) ("Share Consideration"). The "Market Value" of the Share Consideration shall be calculated by multiplying the number of shares of Common Stock constituting the Share Consideration times the Average Market Price. The "Average Market Price" shall mean, with respect to one share of Common Stock, the average closing price for such share as reported on the American Stock Exchange, Inc. ("AMEX") for the ten (10) most recent trading days ending three (3) business days before the Closing Date.

              (d) Of the Share Consideration, shares of Common Stock the Market Value of which is One Million Dollars ($1,000,000) ("Escrowed Shares") shall be held in escrow, pursuant to an agreement substantially in the form attached hereto as Exhibit 2.6 (the "Escrow Agreement") which Buyer and Seller shall enter into at the Closing. The Escrow Agreement shall provide, among other things, that the Escrowed Shares shall be held in escrow for a period of eighteen (18) months following the Closing and shall be subject to claims by Buyer for any amounts owed to a Buyer Indemnified Party by Seller pursuant to
Section 10.1 hereof.

         2.7  Purchase Price Adjustment.

              (a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Acquired Assets and Assumed Liabilities of the Business as of the close of business on the Closing Date ("Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the December Balance Sheet. In addition, there shall be no changes to the methodologies and assumptions used to prepare the reserves and contract estimates reflected on the Closing Balance Sheet as compared to the methodologies and assumptions used to prepare the December Balance Sheet. Buyer shall also prepare a proposed statement of the net assets of the Business to be transferred to Buyer hereunder using the procedures used in the preparation of the December Balance Sheet ("Buyer's Proposed Calculations").

              (b) Within thirty (30) days after receipt of the Closing Balance Sheet, Seller shall notify Buyer of its agreement or disagreement with the Closing Balance Sheet and the accuracy of any of Buyer's Proposed Calculations; provided, that Seller may only dispute the Closing Balance Sheet and Buyer's Proposed Calculations to the extent that they are inaccurate or deviate from the requirements of paragraph (a) above. During such period, Buyer shall afford Seller and its representatives reasonable access to any of the Business' books, records and work papers, personnel, facilities and accountants necessary to enable Seller and its representatives to review the Closing Balance Sheet and Buyer's Proposed Calculations. If Seller disputes any aspect of the Closing Balance Sheet or the amount of any of the Buyer's Proposed Calculations, then Seller shall have the right to direct its independent accountants, at Seller's expense, to review and test the Closing Balance Sheet. Seller's representatives or accountants shall complete their review and test within thirty (30) days after the date Seller disputes Buyer's Proposed Calculations. If Seller and its independent accountants, after such review and test, still disagree with Buyer's Proposed Calculations, and Buyer does not accept Seller's proposed alternative calculation (the "Seller's Proposed Calculations"), then, within thirty (30) days after the date Buyer disputes Seller's Proposed Calculations, Seller and Buyer shall select a third nationally recognized independent accounting firm (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review and test of the

                                     A-I-11

Closing Balance Sheet and thereafter selecting either Seller's Proposed Calculation of the Remaining Disputed Items or Buyer's Proposed Calculation of the Remaining Disputed Items or an amount in between the two. The Independent Accounting Firm shall be instructed (i) that the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) that it shall accept the Closing Balance Sheet and Buyer's Proposed Calculations except to the extent that they are inaccurate or deviate from the requirements of paragraph (a) above, and (iii) that it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, revised Closing Balance Sheet to Buyer and Seller within thirty (30) days following the date such Remaining Disputed Items are referred to it. Buyer and Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by Buyer and Seller.

              (c) Upon the determination pursuant to paragraph (b) above as to the definitive Closing Balance Sheet and the net assets of the Business to be transferred to Buyer hereunder as of the Closing Date ("Closing Net Assets"), the Purchase Price shall be either (i) increased by the amount, if any, by which the Closing Net Assets is greater than the Net Assets Requirement or (ii) decreased by the amount, if any, by which the amount of the Closing Net Assets is less than the Net Assets Requirement (the "Adjustment"); provided, however, in no event will any upward Adjustment exceed Five Hundred Thousand Dollars ($500,000). If the Purchase Price is increased, Buyer shall pay such amount to Seller, and if the Purchase Price is decreased, Seller shall pay such amount to Buyer. Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Adjustment pursuant to paragraph (b) above. Any such payment shall bear interest from the Closing Date to the date preceding payment at a rate equal to the "Prime Rate" as set forth from time to time in The Wall Street Journal "Money Rates" column from the Closing Date to the date preceding payment.

         2.8  Closing.

         The sale and purchase of the Acquired Assets hereunder shall occur at a closing (the "Closing") to be held at the offices of Arnold & Porter, at 399 Park Avenue, New York, New York on June 14, 2000 or at such other place and time as the parties hereto may agree (the date of the Closing being referred to herein as the "Closing Date").

         2.9  Transactions at Closing.

              (a) At the Closing, Seller shall deliver or shall cause to be delivered to Buyer the following:

                   (i) all such bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as Buyer may reasonably request and as may be necessary to vest in Buyer all of the Seller's right, title and interest in and to the Acquired Assets;

                   (ii)  the Escrow Agreement;

                   (iii) the Lease;

                   (iv) the officer's certificate referred to in Section 9.2(f) hereof;

                   (v)   the legal opinion referred to in Section 9.2(g) hereof;

                                     A-I-12

                   (vi) the lock-up agreement referred to in Section 9.2(h) hereof;

                   (vii) all third party consents required to consummate the transactions contemplated hereby as referred to in
                          Section 9.2(d) hereof; and

                   (viii) any Schedules (supplemented as necessary) required to be delivered by Seller to Buyer under the terms of this Agreement.

              (b) At the Closing, Buyer shall deliver or shall cause to be delivered to Seller the following:

                   (i) the Cash Consideration by wire transfer to Seller to an account designated by Seller two (2) business days prior to the Closing Date;

                   (ii) the stock certificates representing the Share Consideration less the Escrowed Shares, duly endorsed in blank, free and clear of all Encumbrances;

                   (iii)  the Escrow Agreement;

                   (iv)   the Lease;

                   (v) the officer's certificate referred to in Section 9.3(f) hereof;

                   (vi) the legal opinion referred to in Section 9.3(g) hereof;

                   (vii) all third party consents required to consummate the transactions contemplated hereby as referred to in
                          Section 9.3(d);

                   (viii) any Schedules (supplemented as necessary) required to be delivered by Buyer to Seller under the terms of this Agreement; and

                   (ix) all such instruments of assumption with respect to the Assumed Liabilities as Seller may reasonably request.

              (c) At the Closing or as promptly as practicable thereafter and subject to Buyer having met applicable security requirements under applicable law, Seller shall deliver all such keys, locks, safe combinations, security system codes and other similar items as Seller possesses for Buyer to obtain full occupation and control of the Acquired Assets and access to the premises subject to the Lease.

                                     A-I-13

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         3.1  Organization and Qualification.

         Each of Seller and MSSC is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Seller has all requisite corporate power and authority and MSSC has all partnership authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such failures that could not reasonably be expected to have, individually or in the aggregate, a GAC Material Adverse Effect. Each of Seller and MSSC is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated, or the nature of its activities, makes such qualification necessary, except for such failures that could not reasonably be expected to have, individually or in the aggregate, a GAC Material Adverse Effect. Neither Seller nor MSSC is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or its By-Laws (or other applicable organizational document).

         3.2  Authority Relative to this Agreement.

         Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

         3.3  No Violations, etc.

              (a) Other than the filings, permits, authorizations, consents and approvals or waivers thereof that are identified in Section 3.3(b) below and that have been duly made or obtained as contemplated herein, and except as listed in Schedule 3.3 hereto, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller or MSSC under, any of the terms, conditions or provisions of (x) their respective charters or by-laws (or other applicable organizational document), (y) any note, bond, mortgage, debenture, indenture or deed of trust or (z) any license, lease, contract, agreement or other instrument or obligation to which Seller or MSSC is a party or to which they or any of their respective properties or assets

                                     A-I-14
may be subject; or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or MSSC or any of their respective properties or assets, except, in the case of clause (i) above, for any such violations, conflicts, breaches, defaults or other alterations or occurrences that could not have, individually or in the aggregate, a GAC Material Adverse Effect and would not, in any material respect, prevent or delay or otherwise prevent Seller from performing its obligations hereunder.

              (b) Except as set forth on Schedule 3.3 hereto, no filing or registration with, no notification to and no permit, authorization, consent or approval of any Governmental Entity is required of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a GAC Material Adverse Effect or materially impair or delay the ability of Seller to consummate the transactions contemplated hereby.

              (c) Seller and MSSC are not in violation of or default under, except as set forth in Schedule 3.3 hereto, (i) any note, bond, mortgage, debenture, indenture or deed of trust; or (ii) any license, lease, contract, agreement or other instrument or obligation to which Seller or any of its subsidiaries or MSSC is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (i) and (ii) above, for such violations or defaults that would not, individually or in the aggregate, either reasonably be expected to have a GAC Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated hereby.

         3.4  Absence of Changes or Events.

              (a) Except as set forth on Schedule 3.4(a) hereto, since December 31, 1999, Seller and MSSC have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices.

              (b) Except as specifically described in Schedule 3.4(b) hereto and other than the sale or distribution of Seller's interest in DGH (including amounts owed to Seller by DGH), since December 31, 1999 there has not been (i) any change, or any event involving a prospective change, in the business, financial condition or results of operations of Seller or MSSC which has had, or could have, individually or in the aggregate, a GAC Material Adverse Effect;
(ii) any damage, destruction or loss, whether covered by insurance or not, which has had, or could have, individually or in the aggregate, a GAC Material Adverse Effect; (iii) any entry into or termination of any material commitment, contract, agreement or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving Seller and MSSC, other than this Agreement or in the ordinary course of business; (iv) any redemption, repurchase or other acquisition for value of their respective capital stock by Seller, or any issuance of capital stock of Seller or MSSC or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of Seller or MSSC; (v) any transfer of or right granted under any material lease, license, agreement or Intellectual Property of Seller or MSSC or any liens or other security interests in any Intellectual Property of Seller or MSSC; (vi) any sale or other disposition of any asset of Seller or MSSC or any Encumbrance (or any satisfaction and discharge thereof) on any

                                     A-I-15
asset of Seller or MSSC, other than in the ordinary course of business, or any agreement relating to any of the foregoing; (vii) any default or breach by Seller or MSSC in any material respect under any contract, license or permit;
(viii) any general wage or salary increase or any increase in compensation payable or to become payable to any executive officers or management employees of Seller or MSSC or any entry into any employment contract with any executive officer or key salaried employee of Seller or MSSC; and (ix) any change in the accounting methods of Seller or MSSC.

         3.5  Accounts Receivable.

         Except as specifically described in Schedule 3.5 hereto, all Accounts Receivable reflected in the Estimated Balance Sheet will represent transactions in the ordinary course of business (including without limitation recoverable costs and accrued profits on progress completed but not billed under Government Contracts (as defined in Section 3.19 below) or other contracts) and will be current and collectible net of any reserves shown on such Estimated Balance Sheet (which reserves will be adequate and will be calculated consistent with past practice). Schedule 3.5 hereto sets forth as of May 31, 2000, a complete and correct list of all the billed and unbilled Accounts Receivable, as well as
(i) the aging of each Accounts Receivable in excess of $25,000; (ii) each Accounts Receivable in excess of $25,000; (iii) each Accounts Receivable in an amount in excess of $25,000 that is more than ninety (90) days outstanding; and
(iv) each Accounts Receivable from a person or entity from whom the aggregate of such receivables exceeds $25,000. Seller shall provide to Buyer two (2) business days prior to the Closing, a revised Schedule 3.5 updated as of such date.

         3.6  Litigation.

         Except as set forth in Schedule 3.6 hereto, there is no (i) claim, action, suit or proceeding pending or, to the best of Seller's Knowledge, threatened against or relating to Seller or MSSC before any Government Entity; or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any Government Entity in a proceeding, seeking unspecified damages, damages in excess of $100,000 or any injunctive or other equitable relief to which Seller or MSSC or any of their respective assets is a party.

         3.7  Compliance with Law.

              (a) Except as set forth in Schedule 3.7 hereto, neither Seller nor MSSC has violated or failed to comply with any applicable statute, law, ordinance, regulation, rule or order (including without limitation any U.S. export control statutes, regulations and Executive Orders) of any Governmental Entity or any judgment, decree or order of any Government Entity, applicable to the Defense Business or the business of MSSC or the operations thereof by Seller or MSSC, as the case may be, except for such violations, if any, that could not have, individually or in the aggregate, a GAC Material Adverse Effect.

              (b) Seller and MSSC have all permits, licenses and franchises from Governmental Entities required to conduct the Defense Business and the business of MSSC as now conducted, except for any permits, licenses, franchises, the absence of which could not have, individually or in the aggregate, a GAC Material Adverse Effect.

                                     A-I-16

         3.8  Title to Assets.

              (a) Seller owns or has the right to transfer all of the Acquired Assets. Seller has, and at and as of the Closing, Seller will convey to Buyer, good and marketable title to the respective Acquired Assets owned by it, free and clear of all Encumbrances except for Permitted Encumbrances.

              (b) Except as set forth on Schedule 3.8 hereto, the Acquired Assets constitute all of the assets and rights necessary and sufficient to conduct the Defense Business as currently conducted, as of the Closing, other than the Excluded Assets.

         3.9  MSSC Interest and Joint Venture Agreement.

              (a) Since acquiring its MSSC Interest and the rights under the Joint Venture Agreement, Seller has not assigned, transferred or conveyed the MSSC Interest or its rights under the Joint Venture Agreement, in whole or in part, nor is the MSSC Interest or Seller's rights under the Joint Venture Agreement subject to any Encumbrance.

              (b) Seller has the right, and as of the date hereof shall have all the necessary consents of third Persons, to sell, assign, transfer, and deliver the MSSC Interest and all of Seller's rights under the Joint Venture Agreement to Buyer without (i) violating any contract, agreement or arrangement to which it is a party or by which it or its assets may be bound and (ii) the imposition of any Encumbrances arising from such transfer on the MSSC Interest.

              (c) The business of MSSC as currently conducted complies with the terms of the Joint Venture Agreement.

         3.10 Equipment and Property.

              (a) Schedule 2.1(b) hereto contains a true and complete list of all Equipment owned or leased by Seller in connection with the Business. With respect to Equipment leased by Seller, as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which Seller may hold or use (or permit others to hold or use) such Equipment are as of the date of this Agreement valid and in full force and effect, and there is not under any of such instruments any existing default of Seller or, to Seller's Knowledge, of any other party thereto, or event of default of Seller or, to Seller's Knowledge, of any other party thereto or to Seller's Knowledge event which with notice or lapse of time or both would constitute such a default, except for any defaults that would not have a GAC Material Adverse Effect. Except as disclosed in
Schedule 2.1(b) hereto, Seller owns, leases or has the legal right to use the Equipment, free and clear of all Encumbrances.

              (b) The Equipment is in good working condition, ordinary wear and tear excepted, have been properly maintained in all material respects, are suitable in all material respects for the purposes for which they are used, and conform in all material respects to the requirements of all laws, ordinances and regulations applicable to their use and ownership or lease by Seller.

              (c) The Property and the buildings and structures thereon to be leased to Buyer pursuant to the Lease are suitable in all material respects and properly zoned for the purpose for which they are currently used, have been properly maintained, and there are no material

                                     A-I-17
outstanding work orders with respect to any maintenance, repair or alterations to be performed thereon.

         3.11 Inventories.

         Schedule 3.11 hereto identifies all locations at which Inventories having an aggregate value in excess of $100,000 are located as of the date hereof. Except as set forth on such Schedule, there are no Encumbrances which singly or in the aggregate would materially impair Buyer's use of its Inventory.

         3.12 Business Contracts.

              (a) Schedule 2.1(e) hereto lists all the Business Contracts to be transferred to Buyer hereunder.

              (b) Each of the Business Contracts was duly executed and delivered by Seller and each constitutes valid and legally binding obligations of Seller, and is enforceable by Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency and by other laws and regulation affecting creditor's rights or by general principles of equity.

              (c) Seller is in compliance in all material respects with the terms and conditions of the applicable Business Contract and all laws, rules and regulations applicable thereto. To the extent Seller is not in compliance with any such law, rule or regulation such non-compliance has not resulted and will not result in a GAC Material Adverse Effect.

              (d) Except as set forth on Schedule 3.12(d) hereto, to Seller's Knowledge, no event of default (or term of like intent) has occurred under any Business Contract, and Seller has not received or sent formal written notice that an event has occurred which, with the lapse of time or the giving of notice or both, would constitute an event of default (or term of like intent) under the terms of any Business Contract.

              (e) Except as set forth on Schedule 3.12(e) hereto, Seller has not received written notice from any Person that any Business Contract has been, or is to be, terminated, or that any Business Contract has been, or is to be, terminated prior to its stated term nor, to Seller's Knowledge, does there exist any basis for a termination of any Business Contract.

              (f) Except as set forth on Schedule 3.12(f) hereto, no consent of any third Person is required to sell, assign and transfer any Business Contract to Buyer hereunder.

         3.13 Transferred Permits

         Schedule 2.1(i) hereto lists all Transferred Permits used in connection with the Defense Business and transferable to the Buyer hereunder. The Transferred Permits are in full force and effect and no suspension or cancellation of any such Transferred Permit has been threatened.

         3.14 Intellectual Property.

              (a) Schedule 2.1(h) hereto lists all of the Intellectual Property to be transferred to Buyer hereunder.

                                     A-I-18

              (b) Seller and MSSC, as the case may be, own or have the right to use all Intellectual Property used in the conduct of the Defense Business and the business of MSSC. To Seller's Knowledge, none of the Intellectual Property used in the conduct of the Defense Business or the business of MSSC infringes or violates the intellectual property rights of any third parties. Consummation of the transactions contemplated hereby shall not impair any rights or impose any obligations with respect to Intellectual Property used in the conduct of the Defense Business and the businesses of MSSC.

              (c) There is no pending or, to Seller's Knowledge, threatened (or unasserted but considered probable of assertion) claim against Seller or MSSC, nor has Seller or MSSC received any notice, (i) asserting that any of the Intellectual Property, or that the past or present conduct of Seller's or MSSC's business, infringes or violates the intellectual property rights of any third parties; (ii) asserting that any third parties have any rights to use any of the Intellectual Property except for Licensed Intellectual Property licensed to Seller or MSSC on a nonexclusive basis; or (iii) which could, if adversely determined against Seller or MSSC, adversely affect the ability of Seller or MSSC to use any of the Intellectual Property upon consummation of the transactions contemplated hereby or thereafter, and to Seller's Knowledge, there is no basis for any claim of the foregoing types.

              (d) Neither Seller nor MSSC has given notice to any third parties asserting infringement by such third parties of any of the Intellectual Property, and to Seller's Knowledge, there is no basis for any such claim against a third party.

              (e) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements (the "License Agreements"), enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency and other laws and regulations affecting creditors' rights and by general principles of equity.

              (f) Neither Seller nor MSSC is subject to any bars or other restrictions with respect to its rights to utilize the Intellectual Property, except for the terms and conditions of the License Agreements and, to Seller's Knowledge, no bars or other restrictions on such rights will be created by the consummation of the transactions contemplated herein.

              (g) There is no pending or, to Seller's Knowledge, threatened claim that Seller, MSSC or any licensor is in breach of any of the License Agreements and, to Seller's Knowledge, no basis for any such claim exists.

              (h) There is no pending or, to Seller's Knowledge, threatened claim against Seller, MSSC or the licensor of any Licensed Intellectual Property asserting that any of the Licensed Intellectual Property infringes or conflicts with the rights of third parties, and to Seller's Knowledge, no basis for any such claim exists.

              (i) Each of Seller and MSSC has performed all of the obligations required to be performed by it, and is not in default under any agreement relating to any Intellectual Property.

              (j) Schedule 3.14(j) hereto identifies each trade name, fictitious business name, or other similar name under which Seller or MSSC has conducted any part of its business during the five (5) years preceding the date hereof.

                                     A-I-19

              (k)  For purposes of this Section 3.14 and Section 3.4 above:

                   (i) "Copyrights" shall mean all registered and unregistered copyrights and applications for copyright registration in every country of the world;

                   (ii) "Intellectual Property" shall mean Patents, Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

                   (iii) "Know-How" shall mean technical information, trade
                         secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights Patents, and Trademarks, in every country of the world;

                   (iv) "Licensed Intellectual Property" shall mean all intellectual property owned by third parties and licensed to Seller or MSSC;

                   (v) "Patents" shall mean all utility and design patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models and any similar rights and applications therefor, in every country of the world; and

                   (vi) "Trademarks" shall mean all registered and unregistered trademarks, service marks, trade dress, trade names, fictitious business names or other similar names and applications for registration of any of the foregoing, in every country of the world.

         3.15 Taxes.

         Except as set forth in Schedule 3.15 hereto: (i) all Tax Returns required to be filed by Seller, MSSC or any Affiliate of Seller have been or will be timely filed; (ii) all Tax Returns are true, accurate, correct and complete in all material respects; (iii) all Taxes due and payable (for Taxable Years ending on or before the Closing Date and for that portion of any Split Period ending on the Closing Date) by Seller, MSSC or any Affiliate of Seller have been or will be paid in full on a timely basis, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iv) none of Seller, MSSC or any Affiliate of Seller is currently the beneficiary of any extension of time to file any Tax Return or pay any Tax;
(iv) none of Seller, MSSC or any Affiliate of Seller has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liability for Taxes which has not been paid or settled; (v) no examination, inquiry or investigation of Seller, MSSC or any Affiliate of Seller is pending or, to Seller's Knowledge, threatened for any amount of Tax by any taxing authority; (vi) no claim has been made by an authority in a jurisdiction where any of Seller, MSSC or an Affiliate of Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) other than liens for Taxes not yet due, no Tax liens

                                     A-I-20
have been filed with respect to any Taxes; (viii) Seller and MSSC will not make any voluntary adjustment by reason of a change in their accounting methods for any period prior to the Closing that would affect the taxable income or deductions of Seller or MSSC for any period ending after the Closing Date; (ix) each of Seller, MSCC and any Affiliate of Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party; (x) neither Seller nor MSCC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (xi) none of Seller, MSCC or any Affiliate of Seller has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that will not be deductible by reason of Section 280G of the Code (or any corresponding provision of any state, local or foreign income Tax law); (xii) none of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (xiii) none of the Acquired Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (xiv) Seller and MSSC are not parties to any Tax sharing or Tax matters agreement other than the Joint Venture Agreement.

         3.16 Employee Benefit Plans.

              (a) Schedule 3.16(a) hereto contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, vacation, worker's compensation, medical, life or other material insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or MSSC or by any trade or business, whether or not incorporated, that together with Seller or MSSC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of Seller or MSSC whether formal or informal and whether legally binding or not (the "Plans"). Schedule 3.16(a) hereto identifies each Plan that is sponsored, maintained or contributed to or required to be contributed to by Seller or any ERISA Affiliate thereof (each a "Seller Plan"). With respect to each Plan,
Schedule 3.16(a) hereto identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Plan and whether the Plan covers or provides benefits to current or former employees or directors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliate). Except as may be required by law, neither Seller nor MSSC has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any employee or director or former employee or former director of Seller or MSSC.

              (b) With respect to each of the Plans, Seller has heretofore delivered to Buyer true and complete copies of each of the following documents:
(i) the Plan and related documents (including all amendments thereto); (ii) the two most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under The Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to such Plan, and all material employee communications made within the last two (2) years relating to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

                                     A-I-21

              (c) Neither Seller, nor MSSC nor any ERISA Affiliate now sponsors, maintains or contributes to, or is required to contribute to, nor has any of them heretofore ever sponsored, maintained, contributed to, or been required to contribute to, any Plan or other plan, program, agreement or arrangement that is or was (i) subject to the provisions of Title IV of ERISA,
(ii) subject to the provisions of Section 412 of the Code, (iii) a "multiemployer plan" (as defined in Section 3(37) of ERISA, (iv) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (v) a single employer plan having two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

              (d) With respect to any Plan adopted by Buyer pursuant to Section 3.16(f)(ii) hereof, neither Seller nor MSSC nor any ERISA Affiliate nor any of such Plans, any trust created thereunder, any trustee or administrator thereof has engaged in a transaction in connection with which Seller or MSSC, any of such Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975, 4976, 4980B or 4980D of the Code, or any other material liability.

              (e) With respect to any Plan adopted by Buyer pursuant to Section 3.16(f)(ii) hereof, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Seller, MSSC or any ERISA Affiliate is required to pay under the terms of such Plans and the applicable contracts of employment, and all such amounts properly accrued through the Closing Date will be paid on or prior to the Closing Date or will be properly recorded on Seller's financial statements.

              (f) Except to the extent that (i) Buyer assumes responsibility for accrued vacation benefit days not taken by, or otherwise not paid by Seller to, an Accepting Employee prior to the Closing under Section 8.3(c) hereof, or
(ii) Buyer specifically acts on its own initiative to adopt or maintain one or more of the Plans in its entirety (Seller acknowledges that, except to the extent provided in Section 8.3(c) hereof, Buyer is under no obligation of any kind whatsoever to adopt or maintain any of such Plans), and then except with respect to the Plan or Plans so adopted or maintained, neither the consummation of the transactions contemplated by this Agreement nor the engagement by Buyer of any present or former employee or present of former director of Seller, MSSC or any ERISA Affiliate will impose upon Buyer any liability of any nature with respect to any Plan.

              (g) With respect to any Plan adopted by Buyer pursuant to Section 3.16(f)(ii) hereof, each of such Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and a favorable determination to that effect has been issued by the IRS with respect to each such Plan. Each of the Plans that is intended to satisfy the requirements of
Section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and all applicable laws, including but not limited to ERISA and the Code.

              (h) To Seller's Knowledge, each person who performs services for Seller or MSSC has been, and is, properly classified by Seller or MSSC as an employee or independent contractor.

              (i) With respect to any Plan adopted by Buyer pursuant to Section 3.16(f)(ii) hereof, there are no material claims pending, or, to Seller's Knowledge, threatened or anticipated

                                     A-I-22

(other than routine claims for benefits) against any such Plan, the assets of any such Plan or against Seller or MSSC or any ERISA Affiliate with respect to any such Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any such Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to Seller's Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any such Plan.

              (j) Except as set forth in Schedule 3.16(j) hereto, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law; (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of Seller, MSSC or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

              (k) With respect to any Plan adopted by Buyer pursuant to Section 3.16(f)(ii) hereof, except as set forth in Schedule 3.16(k) hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of Seller or MSSC to severance pay, unemployment compensation, termination or any similar payment; or
(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

         3.17 Employees.

              (a) Schedule 3.17(a) hereto sets forth a complete list of the Employees as of the date hereof and the information required by Section 8.1 and all such information is true and correct as of the date hereof. None of the Employees is covered by any union, collective bargaining or similar agreement in connection with his or her employment with Seller. MSSC does not have, nor has it ever had or intend to have prior to the Closing, any employees.

              (b) Except for the Employees listed on Schedule 3.17(b) hereto, all Employees are employees "at will" whose employment is terminable without liability to Seller therefor (other than for benefits under Seller's applicable severance policy and other employee benefit plans and programs and benefits required to be provided under applicable law) and there are no employment contracts entered into between Seller and any of the Employees. All Employees are authorized to work in accordance with the Immigration and Reform Control Act.

              (c) Except as disclosed on Schedule 3.17(c) hereto, no Employee has received a written warning from Seller within the last twelve (12) months or is under any internal, or to Seller's Knowledge, any external, investigation in connection with their employment.

              (d) Seller has complied in all material respects with the requirements of Executive Order 11246.

              (e) Except as set forth on Schedule 3.17(e) hereto, there are no contracts, other agreements or offer letters providing Employees with stay bonuses, sign on bonuses, commissions, compensation, special monetary or vacation awards, non-compete provisions or agreements.

                                     A-I-23

              (f) Seller is in compliance in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours. To Seller's Knowledge, there is no labor strike, slowdown or work stoppage pending or threatened by the Employees against or affecting the Defense Business or the business of MSSC. To Seller's Knowledge, no petition for certification has been filed and is pending before the National Labor Relations Board with respect to any Employees.

         3.18 Environmental Matters.

              (a)  Except as set forth in Schedule 3.18 hereto:

                   (i) Seller and MSSC have obtained all material Environmental Permits and all material licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law, except where such failure could not, individually or in the aggregate, have a GAC Material Adverse Effect.

                   (ii) There is no Environmental Claim pending against Seller, GARC or MSSC under an Environmental Law.

                   (iii) Seller and MSSC are in compliance with all material
                         terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

                   (iv) Seller and MSSC did not, in any material respect, generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by Seller or MSSC.

                   (v)   Seller has disclosed to the insurer listed on Schedule
                         6.14 hereto prior to obtaining the Insurance Policy all Hazardous Materials and any other environmental conditions that affect or have the potential to affect the Property, except to the extent that Seller's failure to disclose any such facts would not provide such insurer with any grounds to deny, exclude from or defend against providing coverage or other benefits to the insured under the Insurance Policy.

              (b)  For purposes of this Section 3.18:

                   (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                   (ii) "Environmental Claim" means any written notice or written claim by any person alleging potential liability (including, without limitation, potential liability for investigator costs, cleanup costs, governmental costs, or harm, injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into

                                     A-I-24
the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                   (iii) "Environmental Laws" means any national, supranational, federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment; and

                   (iv) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law.

         3.19 Government Contracts.

              (a) Schedule 3.19 hereto constitutes a complete and accurate record of (i) all of Seller's past and present Government Contracts that were in force since June 30, 1999; (ii) all of Seller's Government Contracts currently in force; (iii) all of Seller's outstanding quotations, bids and proposals for Government Contracts; and (iv) to Seller's Knowledge, all of Seller's Government Contracts as to which Seller is currently or is likely to experience substantial cost, schedule, technical or quality problems that could result in a claim against Seller (or its successors in interest) by the Government, a prime contractor or a higher-tier subcontractor. Seller has made available to Buyer true and complete copies of all Government Contracts listed in Schedule 3.19 hereto. Except as described in Schedule 3.19 hereto, all of Seller's Government Contracts were legally awarded, are binding on Seller and to Seller's Knowledge the other parties thereto, and are in full force and effect. Such Government Contracts (or, to Seller's Knowledge, the applicable Prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid protest or analogous proceedings in any agency, administrative or judicial forum, and to Seller's Knowledge no such Government Contracts (or, where applicable, the applicable Prime Government Contracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid protest or analogous proceedings.

              (b) Seller has complied with all statutory and regulatory requirements, including, but not limited to, the False Claims Act ("FCA"), the Truth in Negotiations Act ("TINA"), the Federal Acquisition Regulation ("FAR"), the FAR Cost Principles and the Cost Accounting Standards, where and as applicable to each of Seller's Government Contracts and each of Seller's quotations, bids and proposals for Government Contracts.

              (c) Seller has complied in all material respects with all terms, conditions, clauses, provisions and specifications of Seller's Government Contracts, whether incorporated expressly, by reference, or by operation of law.

              (d) To Seller's Knowledge all facts set forth in or acknowledged by any representations, certifications or disclosure schedules made or submitted by or on behalf of Seller in connection with each of Seller's Government Contracts and each of Seller's quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of submission.

              (e) Seller has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of Seller's Government Contracts and each of Seller's quotations, bids and proposals for Government Contracts.

                                     A-I-25

              (f) Seller has developed and implemented a government contracts compliance program that includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements, except where the failure to do so could not reasonably be expected to have a GAC Material Adverse Effect. Seller has delivered to Buyer a true and complete copy of such compliance program.

              (g) With respect to Seller's Government Contracts, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other person has notified Seller, in writing or to Seller's Knowledge, orally, of any actual or alleged violation or breach of any statute, regulation, representation, certification or contract term, condition, clause, provision or specification.

              (h) To Seller's Knowledge, no facts exist which could give rise to a claim for price adjustment under any of Seller's Government Contracts under the TINA or to any other request for a material reduction in the price of any of Seller's Government Contracts.

              (i) Except as described in Schedule 3.19(i) hereto, Seller has received no show cause, cure, deficiency, default or similar notice relating to its outstanding Government Contracts, and none of Seller's Government Contracts has been terminated for default. Except as described in Schedule 3.19(i) hereto, Seller has received no notice of an intent to terminate any of Seller's contracts for convenience or of any consideration of such termination.

              (j) Except as described in Schedule 3.19(j) hereto, there are no outstanding disputes or claims against Seller relating to Seller's Government Contracts and involving either the Government, any prime contractor, any higher-tier subcontractor or any third party, and to Seller's Knowledge no facts or allegations exist that could give rise to such a dispute or claim in the future.

              (k) Except as described in Schedule 3.19(k) hereto, there are no outstanding disputes or claims against Seller relating to Seller's Government Contracts which, if resolved unfavorably to Seller, would materially increase Seller's cost to complete performance of such Government Contract above the amounts set forth in the Estimates to Complete prepared by Seller and made available to Buyer for each Government Contract. In addition, except as described in Schedule 3.19(k) hereto, there are no known or reasonably foreseeable expenditures which would increase the cost to complete performance of Seller's Government Contracts above the amounts set forth in the Estimates to Complete.

              (l) Seller has not been and is not now blacklisted, suspended or debarred, or proposed for suspension or debarment, from participation in the award of Government Contracts. No facts exist which could give rise to such suspension or debarment.

              (m) No negative determination of responsibility has ever been issued against Seller with respect to any quotation, bid or proposal for a Government Contract.

              (n) No audit, review, survey, inspection, investigation or examination of records relating to Seller's Government Contracts has revealed any occurrence or practice that could adversely affect the assets, business or financial statements of Seller.

              (o) Seller has not been and to Seller's Knowledge is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to Seller's Government Contracts or quotations, bids and proposals for Government Contracts. To Seller's Knowledge there is no basis for any such investigation or indictment.

                                     A-I-26

              (p) Seller has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to Seller's Government Contracts or quotations, bids and proposals for Government Contracts. To Seller's Knowledge there is no basis for any such proceeding.

              (q) Seller has made no payment, directly or indirectly, to any person in violation of applicable Government procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

              (r) Except as described in Schedule 3.19(r) hereto, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to Seller under any of Seller's Government Contracts.

              (s) Seller's cost accounting, purchasing, inventory and quality control systems are in compliance with all applicable Government procurement statutes and regulations and with the requirements of all of Seller's Government Contracts.

              (t) Except as described in Schedule 3.19(t) hereto, neither the Government nor any prime contractor or higher-tier subcontractor under a Government Contract has disputed or disallowed any costs claimed by Seller under Seller's outstanding Government Contracts. To Seller's Knowledge there is no basis for disallowing any such costs.

              (u) Except as described in Schedule 3.19(u) hereto, Seller has made no assignments of Seller's Government Contracts or of any interests in Seller's Government Contracts, and Seller has entered into no financing arrangements with respect to the performance of any outstanding Government Contract.

              (v) Seller lists in Schedule 3.19(v) hereto all Government property that has been provided to Seller pursuant to Seller's Government Contracts.

              (w) Seller has complied with all applicable requirements under each of Seller's Government Contracts relating to the protection of classified information, except as described in Schedule 3.19(w) hereto.

              (x) For purposes of this Section 3.19 and, in the case of clauses
(i), (iii), (iv) and (v) only, for purposes of Section 6.3 hereof:

                   (i) The term "Government" means any agency, department, ministry, division, subdivision or office of a Government, including the officials, employees and agents thereof; where a representation is elicited with respect to compliance with regulations applicable to United States Government Contracts, "Government" shall mean the Government of the United States of America.

                                     A-I-27

                   (ii) The term "Seller" means Seller and/or MSSC and, insofar as they were acting on behalf of the foregoing, their respective directors, officers, employees and agents; provided, however, that when combined with the word "Knowledge", "Seller" is limited to General Atronics Corporation and the definition of "Seller's Knowledge" as set forth in Article I hereof controls.

                   (iii) The term "Contract" means any prime contract,
                         subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto.

                   (iv) The term "Government Contract" means any prime Contract with a Government and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Government.

                   (v) The term "Prime Government Contract" means any prime Contract with a Government.

         3.20 Financial Information

         Seller has maintained its books of account in the usual, regular and ordinary course. The December Balance Sheet (including the related notes and schedules) and related statements of income, fairly present the financial position of Seller as of its date and accurately reflect the income, results of operations, retained earnings and changes in financial position, as the case may be, of Seller, for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved.

         3.21 Customers.

              (a) Schedule 3.21 hereto sets forth a list of each paying account that represented more than $50,000 of gross sales in 1999 of the Defense Business and the business of MSSC and the amount of sale attributable to such customers during such period.

              (b) As to each of Seller's and MSSC's customers, including those listed on Schedule 3.21 hereto, the accounting, financial and other books and records kept by Seller and MSSC are in all material respects complete and accurate and have been maintained in the usual, regular and ordinary course of business and in accordance with sound business practices with regard to the maintenance of such book and records.

         3.22 Disclosure.

         All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Seller in this Article 3 by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a GAC Material Adverse Effect. The information contained in the Schedules (and any updated Schedules) as it relates to the representations and warranties made by Seller in this Article 3 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading under circumstances in which such statements were made.

                                     A-I-28

         3.23 Finders or Brokers.

         Neither Seller nor MSSC nor any of their respective Affiliates, officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except for the retention of Phillpott, Ball & Company by Seller to perform various investment banking services in connection with the Acquisition and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which shall be paid by Seller.

         3.24 Insurance.

         Schedule 3.24 hereto contains a list of all insurance policies maintained by Seller and MSSC for the benefit of or in connection with the Defense Business or the business of MSSC. Neither Seller nor MSSC has received any notice of cancellation, termination or reduction of coverage, nor has Seller or MSSC received any notice of intention to cancel, terminate or reduce coverage, relating thereto. Seller has given Buyer access to complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are (i) in such amounts as are consistent with current industry standards and practices, taking into account Seller's and MSSC's properties, business and operations; and (ii) are in full force and effect, with all premiums due thereon having been paid.

         3.25 Access and Sophistication.

         Seller acknowledges that all documents, books and records requested by Seller pertaining to Buyer have been made available for inspection by Seller and its agents and representatives; that Seller and its agents and representatives have had a reasonable opportunity to ask questions of and receive answers from Buyer or officers or employees acting on behalf of Buyer concerning the terms and conditions of the transactions contemplated hereby, including without limitation the issuance of the shares of Common Stock payable to Seller pursuant to Section 2.6 hereof, and the business and prospects of Buyer. Seller and its agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the transactions contemplated hereby, to evaluate the merits and risks of an investment in Buyer and to make an informed decision with respect thereto and such an evaluation and informed decision have been made. Seller is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

         3.26 Investment Representation.

         Seller will acquire the shares of Common Stock payable to Seller pursuant to Section 2.6 hereof for its own account for investment only and not with a view to making a distribution thereof within the meaning of the Securities Act. The parties acknowledge and agree that Seller may distribute the Common Stock to its shareholders in compliance with the applicable securities laws and the applicable exemptions from registration thereunder. Seller is aware that the shares of Common Stock to be distributed to it under the terms of this Agreement have not been registered under the Securities Act, and, as a result thereof, are subject to substantial restrictions on transfer and shall bear a legend in the form specified below restricting the transfer of such shares of Common Stock. Seller further understands that Buyer has no obligation or

                                     A-I-29
intention to register the shares of Common Stock to be distributed to Seller hereunder, under any federal or state securities laws and, therefore, Seller may be precluded from selling or otherwise transferring or disposing of any of such shares of Common Stock or any portion thereof and will have to bear the economic risk of Seller's investment.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY AND ITS COUNSEL), OR A "NO-ACTION" OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS."


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1  Organization and Qualification.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Buyer and its subsidiaries taken as a whole (an "Buyer Material Adverse Effect"). Except as set forth in
Schedule 4.1 hereto, Buyer is not in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or By-Laws (or other applicable organizational document).

         4.2  Authority Relative to this Agreement.

         Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions

                                     A-I-30
contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

         4.3  Capitalization.

         The authorized capital stock of Buyer consists of 20,000,000 shares of Common Stock, and 20,000,000 shares of undesignated preferred stock, no par value per share. As of February 10, 2000, 9,716,833 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable and free of preemptive rights. As of February 10, 2000, Buyer holds 440,939 shares of Common Stock in treasury. Except as set forth above and except as disclosed in Schedule 4.3 hereto, there are not as of the date hereof any shares of capital stock of Buyer issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Buyer to issue, transfer or sell any of its securities. Except as disclosed in Schedule 4.3 hereto, Buyer is not a party to any voting agreement, voting trust, proxy or similar agreement, arrangement or understanding relating to its capital stock or any agreement, arrangement or understanding relating to or providing for registration rights with respect to its capital stock.

         4.4  Subsidiaries.

         The only direct or indirect subsidiaries of Buyer as of the date hereof are those listed in Schedule 4.4 hereto. As of the date hereof, Buyer is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in Schedule 4.4 hereto) of all of the outstanding shares of capital stock of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiaries, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         4.5  Valid Issuance of Securities.

         The shares of Common Stock being issued to the Seller pursuant to
Section 2.6 hereof, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. Subject to the accuracy of the representations of Seller in this Agreement such shares of Common Stock will be issued in compliance with all applicable federal and state securities laws.

         4.6  No Violations, etc.

              (a) Other than the filings, permits, authorizations, consents and approvals or waivers thereof that are identified in Schedule 4.6(a) hereto and that have been duly made or

                                     A-I-31
obtained as contemplated herein, neither the execution and delivery of this Agreement by Buyer nor the consummation transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of (x) its charter or by-laws or the applicable rules of the AMEX, the stock exchange on which the Common Stock is publicly traded, (y) any note, bond, mortgage, indenture or deed of trust or (z) any license, lease, contract, agreement or other instrument or obligation, to which Buyer is a party or to which it or any of its properties or assets may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except, in the case of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of Encumbrances which would not, individually or in the aggregate, either have an Buyer Material Adverse Effect or materially impair Buyer's ability to consummate the transactions contemplated hereby.

              (b) No filing or registration with, no notification to and no permit, authorization, consent or approval of any Governmental Entity is required of Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have an Buyer Material Adverse Effect or materially impair Buyer's ability to consummate the transactions contemplated hereby.

              (c) Buyer is not in violation of or default under, except as set forth in Schedule 4.6(c) hereto, (i) any note, bond, mortgage, indenture or deed of trust; or (ii) any license, lease, contract, agreement or other instrument or obligation to which Buyer is a party or to which it or any of its properties or assets may be subject, except, in the case of clauses (i) and (ii) above, for such violations or defaults which would not, individually or in the aggregate, either have an Buyer Material Adverse Effect or materially impair Buyer's ability to consummate the transactions contemplated hereby.

         4.7  Litigation.

         Except as set forth in Schedule 4.7 hereto, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Buyer, threatened against or relating to Buyer before any court or governmental or regulatory authority or body or arbitration tribunal; or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Buyer is a party, except, in the case of clauses (i) and
(ii) above, such as would not, individually or in the aggregate, materially impair Buyer's ability to consummate the transactions contemplated hereby.

                                     A-I-32

         4.8  Absence of Changes or Events.

         Except as set forth in Schedule 4.8 hereto, since March 31, 1999 to the date hereof, Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change in the business, financial condition or results of operations of Buyer and its subsidiaries taken as a whole which has had, or could have, a Buyer Material Adverse Effect, and Buyer and its subsidiaries taken as a whole have conducted their respective business in the ordinary course consistent with their past practices.

         4.9  Disclosure.

         The information contained in Buyer's Form 10-K of the fiscal year ended March 31, 1999, as filed with the SEC did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading under the circumstances in which such statements were made. Buyer's Form 10-K, when it was filed with the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. Buyer has made all required filings to be made by it under the Exchange Act for the twelve (12) months prior to the date hereof.

         4.10 Finders or Brokers.

         Neither Buyer nor any of its Affiliates, officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the Acquisition or the other transactions contemplated hereby.


                                   ARTICLE V
                          CONDUCT OF BUSINESS OF SELLER

         5.1 Conduct of Defense Business and Business of MSSC Pending the Acquisition.

         Except as contemplated by this Agreement, or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Closing Date, each of Seller and MSSC will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or have a GAC Material Adverse Effect. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, Seller will not nor will it permit MSSC to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

              (a) amend its certificate of incorporation, by-laws or other organizational documents;

                                     A-I-33

              (b) authorize for issuance, issue, sell, deliver, grant any options for or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock;

              (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of its subsidiary, except as otherwise expressly provided in this Agreement;

              (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in an aggregate amount not to exceed $10,000;

              (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance, welfare benefit or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance, welfare benefit or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of Seller or MSSC in an amount not to exceed $10,000 in the aggregate for each director; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit Seller or MSSC from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

              (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Seller or MSSC in excess of $10,000, other than (i) customer agreements; (ii) leases for rental space in an amount not to exceed $10,000 for any lease; or (iii) developer agreements in an amount not to exceed $10,000 for any agreement;

              (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a

                                     A-I-34
material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

              (h) authorize or commit to make capital expenditures in excess of $10,000 for any one order in Seller's service business (other than purchases by Seller's or MSSC's systems business in the ordinary course of business consistent with past practice);

              (i) make any change in the accounting methods, accounting practices or Tax policies or procedures followed by Seller or MSSC;

              (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $10,000 without the consent of Buyer;

              (k) make any election under the Code which would have a GAC Material Adverse Effect; or

              (l) agree, commit or state its intention to do any of the foregoing.

         5.2  Permitted Actions.

         Anything in Section 5.1 hereof to the contrary notwithstanding, on or prior to the Closing Date, Seller may distribute to its stockholders all rights it has in connection with claims against the United States Navy relating to the Wireline Software Licenses together with any funds received prior to Closing on account of such claims and may make the distributions described in Schedule 5.2 hereto and specifically agreed to by Buyer.


                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

         6.1  Additional Agreements; Cooperation.

              (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Joint Venture and the Business Contracts, the Government Contracts and any other material agreements, leases and contracts related to the Defense Business; (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) to effect all necessary registrations, filings and submissions of information requested by governmental authorities; and (v) to fulfill all conditions to this Agreement.

              (b) Seller shall use its best efforts to facilitate and assist and cooperate with Buyer in, Buyer's conduct of on-site visits by representatives of Buyer to representatives of customers of Seller and MSSC.

                                     A-I-35

              (c) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority.

              (d) For purposes of this Article VI, prior to the Closing, Seller shall designate and authorize an officer of Seller (the "Designated Officer") to act and sign all necessary documents on Seller's behalf in connection with all of Seller's obligations contemplated in this Article VI.

         6.2  Third Party Consents.

              (a) To the extent that any agreement or contract constituting part of the Acquired Assets is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation in the absence of obtaining such an approval, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Each of Buyer and Seller shall use commercially reasonable efforts at Buyer's expense to obtain any such approvals.

              (b) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained, then Seller and Buyer will each use commercially reasonable efforts, at Buyer's expense and in compliance with applicable laws and regulations, to (i) provide to Buyer the benefits and burdens of any such agreement, (ii) cooperate in any reasonable and lawful arrangement, including subcontracting, designed to provide such benefits and burdens to Buyer without incurring any obligation to any other Person other than to provide such benefits to Buyer, including without limitation the appointment of Buyer as the agent of Seller for purposes of such agreement, and (iii) enforce, at the request of Buyer for the account of Buyer, any rights of Seller arising from any such agreement. With respect to any files and documentation relating to any such contracts or agreements that are subject to third party proprietary restrictions, Seller and Buyer will enter into arrangements as described above to transition these materials to Buyer.

         6.3  Novation of United States Government Contracts.

              (a) As soon as practicable following the Closing, Buyer shall prepare (with Seller's assistance), in accordance with FAR Part 42, (P) 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the FAR Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in FAR Part 42, (P) 42.1202(a)), which shall be submitted by Seller to each Responsible Contracting Officer, for the United States Government (i) to recognize Buyer as Seller's successor in interest to all the Acquired Assets constituting a United States Government Contract; and (ii) to enter into a novation agreement (a "Novation Agreement") in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, pursuant to which, subject to the requirements of the FAR
Part 42, all of Seller's right, title and interest in and to, and all of Seller's obligations and liabilities under, each such United States Government Contract shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Seller shall provide to Buyer promptly any information regarding Seller required in connection with such request. Seller and Buyer shall each use all reasonable efforts at Buyer's expense to obtain in the most expeditious manner possible all licenses, consents, approvals and waivers required for the purpose of processing, entering into and

                                     A-I-36
completing the Novation Agreements with regard to any of the United States Government Contracts, including responding to any requests for information by the United States Government with regard to such Novation Agreements. Until such time as the Novation Agreements are completed, Buyer and Seller will operate with respect to the applicable United States Government Contract to the extent permitted and within the manner required by law. Seller shall, at Buyer's expense, do each thing reasonably requested by Buyer to enable the performance of the United States Government Contracts and to provide Buyer the benefits of such United States Government Contracts (including, without limitation, enforcement of Seller's rights against other parties to the United States Government Contracts). Buyer agrees that pending novation it will perform, at Buyer's expense, the terms of such United States Government Contracts as Seller's agent.

              (b) In connection with obtaining the consents contemplated in paragraph (a) hereof, Seller shall not consent to any modification of any Government Contract included in the Acquired Assets without the prior written consent of Buyer, not to be unreasonably withheld or delayed.

              (c) The parties agree that until all United States Government Contracts have been novated in accordance with paragraphs (a) and (b) above, Seller shall arrange for the deposit of all payments received by it with respect to any United States Government Contract performed by Buyer and any of the billed and unbilled accounts receivables included as part of the Acquired Assets as provided above in a lock-box designated jointly by Seller and Buyer and Seller shall instruct the Designated Officer to promptly endorse all payments to Buyer.

         6.4  Patent, Trademark and Copyright Filings.

         Seller shall use its best commercial efforts, at Buyer's expense, to assist and cooperate with Buyer in Buyer's preparation and filing of documents relating to Seller's Patents, Trademarks and Copyrights with the United States Patent and Trademark Office and the United States Copyright Office.

         6.5  Schedules.

         Seller and Buyer shall supplement the Schedules to this Agreement for which it is responsible to reflect any material change to the information contained therein; provided that no such supplement shall cure any misrepresentation therein.

         6.6  Full Access.

              (a) To the extent permitted under U.S. export control laws and regulations, other applicable law, Seller's security clearances and any third party requirements or restrictions, Seller shall afford to Buyer and its authorized representatives such access during normal business hours and upon no less than 24 hours prior notice to all properties, books, records (including but not limited to Tax records), contracts and documents of the Defense Business and business of MSSC as Buyer shall reasonably request in connection with its review of the Defense Business and business of MSSC, and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the Defense Business and business of MSSC as Buyer may reasonably request. Any such investigation shall be on reasonable prior notice and shall be carried out in such a manner as to minimize any disruption of the operations of the Defense Business and the business of MSSC.

                                     A-I-37

              (b) Buyer will hold and will cause its consultants and advisors to hold in strict confidence on the terms and conditions set forth in the Confidentiality Agreement, dated June 4, 1999, between Buyer and Seller all documents and information furnished to Buyer in connection with the transactions contemplated by this Agreement as if each of the parties hereto and such consultant or advisor was a party thereto, and this provision shall survive any termination of this Agreement.

         6.7  No Shopping.

         Prior to any termination of this Agreement pursuant to Article 10 hereof, Seller shall not solicit or enter into any agreement with respect to (i) the sale of any substantial portion of the Defense Business, the Acquired Assets, or the business of MSSC, or (ii) any merger or other business combination of Seller or MSSC, to or with any Person other than Buyer.

         6.8  Notification of Certain Matters.

              (a) Seller or Buyer, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below; or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or (y) any material failure of Seller or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

              (b) Seller shall advise Buyer in writing, promptly after becoming aware thereof, of any material adverse change in the condition (financial or otherwise), operations or assets of the Defense Business or the business of MSSC.

         6.9  Publicity.

         Seller and Buyer agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

         6.10 Fees and Expenses.

         Except as otherwise provided herein, whether or not the Acquisition and other transactions contemplated hereby are consummated, Seller and Buyer shall bear their respective expenses incurred in connection with the Acquisition and other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                                     A-I-38

         6.11 Tax Matters.

              (a) Pre-Closing Taxes. Seller shall remain responsible for all Taxes of Seller payable in connection with the operation of the Defense Business prior to and including the Closing Date. In this respect, Seller will reimburse Buyer for any Taxes of or relating to the Business or MSSC paid by Buyer after the Closing Date (i) with respect to any Taxable Year that ends on or before the Closing Date or (ii) to the extent that any such Taxes are allocable to that portion of any Split Period that ends on the Closing Date. For purposes of this Agreement, in the case of any Taxes that are payable with respect to a Split Period, the portion of such Taxes allocable to the portion of such Split Period that ends on the Closing Date shall be determined on the basis of a deemed closing on the Closing Date of the books and records of Seller and its Affiliates. Seller shall also remain responsible for the filing of all related Tax Returns relating to the Business and which are due before the Closing Date.

              (b) Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Acquired Assets and Assumed Liabilities (the "Allocation Schedule") as set forth on Schedule 6.11(b) attached hereto, subject to such changes in the Acquired Assets and Assumed Liabilities as occur prior to the Closing Date. The Parties agree to file all Tax Returns and other statements for Tax purposes consistently with the allocation set forth on the Allocation Schedule and in particular to report the information required by Section 1060(b) of the Code (including the timely filing of Internal Revenue Service Form 8594), Treasury Regulation Section 1.743-1(k), Treasury Regulation Section 1.755-1 and /or Treasury Regulation Section 1.755-2T in a manner consistent with such allocation which the parties agree complies with those provisions. None of Buyer, Seller or any Affiliate of Buyer or Seller shall take a position in any Tax proceeding, Tax audit, or otherwise that is inconsistent with the allocation set forth on the Allocation Schedule; provided, however, that (i) nothing contained herein shall require Buyer or Seller to contest any challenge to such allocation, and (ii) nothing contained herein shall prevent Buyer, Seller or any of their Affiliates from filing protective amended Tax Returns or claims for refunds after a Tax authority has challenged such allocation. Each of Buyer and Seller shall notify the other if it receives notice that any Tax authority proposes any allocation different from the Allocation Schedule.

              (c) Transfer Taxes. Notwithstanding any other provisions of this Agreement, Buyer and Seller shall each be responsible for one-half of all applicable transfer, documentary, sales, use, stamp, registration, and other such similar Taxes and related costs ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. Each of the Parties hereby agrees to pay all such Taxes and other related costs and to file all necessary documentation as required under the applicable statutory provisions with respect to all such Taxes in a timely manner. Following any such payment and filing by any party hereto, or any of its Affiliates, such party shall be entitled to be reimbursed by the other party for one-half of the amount paid. The Parties shall take all reasonable actions to minimize the amount of such Transfer Taxes.

         6.12 Interim Operating.

              (a) With respect to any export licenses referred to in Schedule 9.2(d) or 9.3(d), Seller and Buyer will meet the appropriate government officials as promptly as practicable in order to assure a rapid transition process and Seller will cooperate with and provide reasonable assistance to Buyer in connection with such transition process. During a reasonable transition period but in

                                     A-I-39
any event only so long as it is permitted by applicable law, at Buyer's request Seller will export products of Buyer under Seller's export licenses.

              (b) Buyer agrees to reimburse Seller for any out-of-pocket costs incurred in connection with the arrangements described in (a) above.

         6.13 Lease of Property.

         Buyer shall and Seller shall, and shall cause GARC to, enter into a lease, substantially in the form attached hereto as Exhibit 6.13 (the "Lease"), pursuant to which Buyer shall lease from GARC and GARC shall lease to Buyer for a period of six (6) months commencing on the Closing Date the real property and premises located at 1100 and 1200 East Mermaid Lane, Wyndmoor, Pennsylvania (collectively, the "Property") with options to renew the term for six (6) additional consecutive two-month periods on terms and conditions to be agreed upon by Buyer and Seller or GARC, as the case may be, at such time.

         6.14 Environmental Matters

              (a) It is a condition precedent to Buyer's obligation to close that Seller purchase an environmental insurance policy for the benefit of Buyer in the form of the policy endorsements previously agreed to by Buyer and Seller (the "Insurance Policy"). Seller agrees to use its best efforts to obtain such Insurance Policy; provided that the total premium required to be paid by Seller shall not exceed $37,500.

(b) From the date hereof through the termination of the Lease (after giving effect to all renewals thereof), Seller agrees to take all steps required under the rules and regulations of the Pennsylvania Department of Environmental Protection ("PADEP") to obtain Act II Clearance with respect to the Property.


                                  ARTICLE VII
                             POST-CLOSING COVENANTS

         7.1  Non-Compete

         For a period of five (5) years following the Closing Date, neither the Seller nor any of its affiliates directly or indirectly controlled by Seller nor any Key Shareholder shall establish de novo or directly or indirectly purchase, acquire, invest in or otherwise develop, hold or engage in, any business or operations in the defense or communications industry that is in competition with the Defense Business and/or the business of MSSC ("Restricted Business") in the United States or the countries listed on Schedule 7.1 hereto where MSSC or Seller currently conducts business; provided, however, that ownership by Seller, its Affiliates or the Key Shareholders of less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in any Restricted Business in the United States shall not violate the foregoing agreement not to compete.

         7.2  Non-Solicitation

              (a) For a period of three (3) years following the Closing Date, the Seller and its Affiliates shall not Solicit any Accepting Employee in any capacity.

                                     A-I-40

              (b) For an additional (2) year period following the three (3) year period referred to in paragraph (a) above, Seller shall not Solicit any Accepting Employee in connection with any Restricted Business.

              (c)  For purposes of this Section 7.2, "Solicit" shall mean either
(i) rehiring any Accepting Employee or (ii) directly or indirectly soliciting the employment of (whether as an employee, consultant or temporary employee) or in any other manner persuading or attempting to persuade any Accepting Employee to discontinue his or her relationship with Buyer.

         7.3  Access to Files.

         Until the expiration of any applicable statutes of limitations, or for such longer period as may be required by Buyer's customary retention policies but in no case for a period less than that called for by applicable law, provided that all Employee records and personnel files shall be retained for ten
(10) years from the later of the Closing Date and the pendency of any claims covering such Employees, Buyer will retain and grant Seller and its respective representatives reasonable access to all books, records and other data included in the Defense Business and the business of MSSC during regular business hours upon reasonable prior notice if such access is reasonably required by Seller in connection with its legal, Tax, regulatory or contractual matters (including as may be necessary to enable Seller to prepare Tax Returns or reports for or on behalf of Seller or MSSC or to prepare for or to respond to any Tax audit).

         7.4  Further Assurances

         If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to the Acquired Assets, including but not limited to, all of Seller's right, title and interest, in and to MSSC Interest and in, to and under the Joint Venture Agreement, the officers of Seller are fully authorized in the name of Seller or otherwise to take, and shall take, all such further action.


                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE BENEFITS

         8.1  Employees and Employee Benefits.

         Schedule 3.17(a) hereto is a complete and accurate list of the Employees (and Inactive Employees) employed in the Defense Business, which list contains the following information for each such Employee: name, position held, retention or stay bonus, if any, in accordance with the stay bonus program, if any, the Plans in which the Employee participates, current salary, anticipated salary increase date if prior to or on December 31, 2000 and specified anticipated amount of such increase, official title, 1999 annual bonus and/or sales commission amounts, if any, 2000 annual guaranteed bonus and/or sales commission targets and/or amounts (if any) and Seller's current intentions for such bonuses for 2000, annual vacation entitlement and whether such vacation entitlement is grandfathered, accrued but unused 2000 vacation, Fair Labor Standards Act status, date of hire, current salary grade, whether Employee is employed based upon an employer sponsored non-resident visa program, and social security number and service date for employee benefit plan purposes. Such list will indicate which Employees are Inactive Employees and, to the extent known, the date on which each such Inactive Employee is expected to return to active employment.

                                     A-I-41

         8.2  Designated and Accepting Employees.

              (a) Buyer shall offer employment to all Employees (collectively, "Designated Employees") at a base salary or hourly rate of pay that is equal to or in excess of such Employee's base salary or hourly rate of pay with respect to employment by Seller immediately prior to the Closing, and as soon as practicable thereafter will obtain either acceptances or rejections of such offers of employment. Effective as of the Closing Date (the Inactive Employee Hire Date, in the case of an Inactive Employee), no Accepting Employee shall be an employee of Seller. Buyer does not assume and shall have no liability with respect to any former or current employee of Seller arising out of or relating to such employee's employment, or termination of employment, by Seller, other than for accrued vacation benefit days to the extent specified in Section 8.3(c) hereof.

              (b) Buyer's employment of a Designated Employee is conditioned upon the Closing taking place and compliance with all customary and appropriate conditions established by Buyer, an offer of employment with Buyer and a written response to such offer from the Designated Employee receiving the offer within two days after the date of such offer. Any employment with Buyer pursuant to such an offer of employment shall take effect as of the date following the Closing Date; provided, however, to the extent Buyer offers employment to any Inactive Employee, such employment shall be effective as of the date which is the later of the date following the Closing Date and the date on which each such Inactive Employee is able and willing to commence the performance of services on a full time basis (such later date is the "Inactive Employee Hire Date"); provided, however, that such date occurs within thirteen (13) weeks after the Closing Date. Such employment shall be upon Buyer's usual terms, conditions and policies of employment, including without limitation, all of Buyer's policies regarding modification of the terms of employees' employment.

              (c) All Designated Employees who are employed by Seller on the Closing Date, having accepted an offer of employment with Buyer, shall be referred to herein as "Accepting Employees."

         8.3  Benefits of Accepting Employees.

              (a) Accepting Employees shall be eligible to participate as of the effective date of their employment with Buyer in the employee benefit plans and other fringe benefits of Buyer on the same basis as such plans and benefits are offered to similarly situated employees of Buyer. Buyer will recognize any prior service of any Accepting Employee with Seller as if it had been service with Buyer for purposes of (i) eligibility for participation and vesting (but not benefit accrual) under its 401(k) plan, (ii) eligibility to participate in Buyer's medical, dental and other welfare plans, but not for purposes of determining eligibility for any post-retirement medical, dental and other similar benefits, (iii) accruing annual vacation under the appropriate schedule applicable to Accepting Employees from time to time, and (iv) determining the amount of severance due to any Accepting Employee on the termination of their employment under Buyer's then existing severance program.

              (b) Except to the extent provided in Section 8.3(c) hereof, Seller and Seller Plans shall retain all liability, responsibility and obligation for all employment and benefit related liabilities or obligations of whatever nature, including without limitation under any Seller Plan, with respect to all Accepting Employees arising from or relating to their employment with Seller with respect to claims incurred or based on events, acts, omissions, conduct or course of conduct,

                                     A-I-42
to the extent that such claims were incurred or such events, acts, omissions, conduct or course of conduct occurred on or before the Closing Date (except that in the case of Inactive Employees, the Inactive Employee Hire Date shall be substituted for the Closing Date.) Buyer and Buyer's benefit plans shall have all liability, responsibility and obligation for all employment related liabilities or obligations with respect to any Accepting Employee, with respect to claims incurred or based on events, acts, omissions, conduct or course of conduct, to the extent that such claims were incurred or such events, acts, omissions, conduct or course of conduct occurred after the Closing Date (except that in the case of Inactive Employees, the Inactive Employee Hire Date shall be substituted for the Closing Date), and relates to their employment with Buyer. Notwithstanding the foregoing, Seller and the Seller Plans have all liability, responsibility and obligation for any eligible health care or other eligible welfare expenses and services incurred through the Closing Date (except that in the case of an Inactive Employee, the Inactive Employee Hire Date shall be substituted for the Closing Date). For purposes of the foregoing sentence, an expense or service is deemed incurred when the medical or dental services are performed (except in the case of hospital services and expenses, which are deemed to be incurred on the date the covered person first enters the hospital), or, with respect to welfare benefits other than medical and dental benefits, when the latest event giving rise to such expense or benefit occurs.

              (c) Buyer shall be responsible for accrued vacation benefit days not taken by or otherwise not paid by Seller to an Accepting Employee prior to the Closing, but only to the extent accrued for on the Closing Balance Sheet.

              (d) Buyer agrees that any pre-existing condition exclusion in any of Buyer's health insurance plans and policies shall not be applicable to each Accepting Employee effective as of the effective date of such Accepting Employee's employment with Buyer, except to the extent such exclusions actually applied to limit, restrict or deny coverage to an Accepting Employee under the corresponding Seller Plans that provided medical benefits to the Accepting Employee on the day prior to the effective date of such Accepting Employee's employment with Buyer. Buyer shall cause its health and other welfare benefit plans and policies that provide medical and dental benefits to credit the Accepting Employees with any deductible or maximum out-of-pocket payments made by such Accepting Employees under Seller's health and other welfare benefit plans and policies that provide medical and dental benefits so as to reduce the amount of any deductible or maximum out-of-pocket payments payable by the Accepting Employees under Buyer's health and other welfare benefit plans and policies that provide medical and dental benefits; provided that the Accepting Employees provide to such Buyer benefit plans and policies such information as Buyer may specify to implement such credits. Seller shall make available to each Accepting Employee within twenty (20) days after the Closing such information as is reasonably necessary to permit the Accepting Employee to apply for such credits.

              (e) Effective as of the Closing Date, all Accepting Employees shall be fully vested in their accrued benefit under any Seller Plan that is an "employee pension plan" as that term is defined in Section 3(2) of ERISA.

              (f) Prior to the Closing Date, Seller shall pay all bonus and incentive compensation amounts payable or accrued with respect to any Accepting Employee under any Seller Plan or otherwise (including any bonus or incentive compensation of any kind whatsoever) with respect to any period that includes, or ended on or prior to, the Closing Date (except that in the case of an Inactive Employee, the Inactive Employee Hire Date shall be substituted for the Closing Date in this Section 8.3(f)).

                                     A-I-43

              (g) All wages, employee withholding taxes, commissions, employee payroll deductions, employer matching and any profit sharing or other contribution to any Seller Plan relating to the employment of any Accepting Employee through the Closing Date shall be paid by Seller prior to the Closing Date (except that in the case of an Inactive Employee, the Inactive Employee Hire Date shall be substituted for the Closing Date in this Section 8.3(g)).

         8.4  Retention of Employees.

         Seller shall use commercially reasonable efforts (but shall not be required to expend money, except as set forth herein) to retain the Designated Employees during the period between the execution of this Agreement and through and including the Closing Date and to encourage all such Designated Employees to accept offers of employment from Buyer, including, but not limited to, the following:

              (a) maintaining all current compensation programs or benefits programs that are intended to assist in retaining employees; and

              (b) assisting Buyer in communicating with the Designated Employees regarding offers of employment by Buyer.

Nothing contained in this Section 8.4 shall prohibit Seller from terminating or disciplining any individual who Seller believes, in its sole discretion, should be terminated or disciplined in a manner consistent with past practices, policies and procedures.

         8.5  Cooperation

         Seller and Buyer agree to cooperate and take such further actions as may be reasonably necessary to carry out the intent of this Article VIII, including but not limited to (i) the conduct of meetings by Buyer, if it so elects, with Employees during breaks outside of scheduled work or at such times reasonably agreed to by Buyer and Seller prior to the Closing Date for purposes including but not limited to employment interviews, enrollment of Accepting Employees in Buyer's benefit plans and employee orientation for Accepting Employees, and (ii) the exchange of such information as may be necessary to administer Buyer's benefit plans and the Seller Plans. Seller agrees to permit, at such times and places reasonably agreed to by Buyer and Seller and to the extent permitted by applicable laws and subject to appropriate safeguards, Buyer to review the Seller's personnel files and other employee-related records and data.


                                   ARTICLE IX
                              CONDITIONS TO CLOSING

         9.1  Conditions to Each Party's Obligation.

         The respective obligation of each party to effect the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively,

                                     A-I-44

"Restraints") shall be in effect preventing the consummation of the transactions contemplated hereby.

              (b) Governmental Action. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the transactions contemplated hereby or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

         9.2  Conditions to Obligations of Buyer.

         The obligation of Buyer to effect the transactions contemplated hereby is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Seller set forth herein shall be true and correct in all material respects both when made and on and as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Seller shall deliver to Buyer all Schedules required to be delivered by it to Buyer hereunder, updated as of the Closing Date.

              (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

              (c) No Material Adverse Change. At any time after the date hereof, there shall not have occurred any material adverse change, in the reasonable judgment of Buyer, in the Acquired Assets, the Defense Business or the business of MSSC, taken individually or the general affairs, business, management, operations, assets, condition (financial or otherwise), liabilities or prospects of Seller and its subsidiaries taken as a whole.

              (d) Consents. All necessary consents and approvals of any Governmental Entity or any other third Person required for the consummation of the transactions contemplated by this Agreement listed on Schedule 9.2(d) hereto shall have been obtained, except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Defense Business, the Acquired Assets, or the business of MSSC or materially impair the ability of Seller to fulfill its respective obligations under this Agreement.

              (e) Escrow Agreement and Lease. Seller shall execute and deliver to Buyer the Escrow Agreement as contemplated in Section 2.6(d) hereof and the Lease as contemplated in Section 6.13 hereof, substantially in the form attached hereto as Exhibits 2.6 and 6.13, respectively, and made a part hereof.

              (f) Officer's Certificate. Buyer shall have received, on and as of the Closing Date, from Seller an officer's certificate, executed by George E. Huffman, Michel M. Goutmann and Howard S. Brown dated the Closing Date, as to the satisfaction of the conditions in paragraphs (a) through (e) and (h) of this
Section 9.2.

              (g) Legal Opinion. Buyer shall have received, on and as of the Closing Date, an opinion of McCausland, Keen & Buckman, in the form attached hereto as Exhibit 9.2(g).

                                     A-I-45

              (h) Lock-up Agreement. Seller any shareholder of Seller to whom Seller shall distribute the Share Consideration payable to Seller pursuant to
Section 2.6 hereof shall execute and deliver to Buyer a lock-up agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 9.2(h) and made a part hereof.

              (i) Insurance Policy. Seller shall have purchased the Insurance Policy as provided in Section 6.14(a) hereof.

         9.3  Conditions to Obligations of Seller.

         The obligation of Seller to consummate the transactions contemplated hereby is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct both when made and on and as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). If applicable, Buyer shall deliver to Seller all Schedules required to be delivered by it to Seller hereunder, updated as of the Closing Date.

              (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

              (c) No Material Adverse Change. At any time after the date hereof, there shall not have occurred any material adverse change, in the reasonable judgment of Seller, in the general affairs, management, business, operations, assets, condition (financial or otherwise) liabilities or prospects of Buyer and its subsidiaries taken as a whole.

              (d) Consents. All necessary consents and approvals of any Governmental Entity or any other third Person required for the consummation by Buyer of the transactions contemplated by this Agreement listed on Schedule 9.3(d) hereto shall have been obtained except for such consents and approvals the failure to obtain which, individually or in the aggregate, would not materially impair the ability of Buyer to fulfill its obligations under this Agreement.

              (e) Escrow Agreement and Lease. Buyer shall have executed and delivered the Escrow Agreement as contemplated by Section 2.6(d) hereof and the Lease as contemplated by Section 6.13 hereof, substantially in the form attached hereto as Exhibits 2.6 and 6.13, respectively, and made a part hereof.

              (f) Officer's Certificate. Seller shall have received from Buyer, on and as of the Closing Date, an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of Seller (in their respective capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs (a) through (e) of this Section 9.3.

              (g) Legal Opinion. Seller shall have received, for the benefit of the stockholders of Seller, on and as of the Closing Date, an opinion of Buyer's General Counsel, in the form attached hereto as Exhibit 9.3(g).

                                     A-I-46

                                   ARTICLE X
                                 INDEMNIFICATION

         10.1  Indemnification by Seller.

         From and after the Closing, Seller hereby agrees to indemnify, defend and hold Buyer and its officers, directors, agents and employees (the "Buyer Indemnified Parties"), harmless from, against and in respect of any and all losses, claims, suits, actions, proceedings, awards, judgments, settlements, fines, penalties, liabilities, obligations, damages, deficiencies, costs or expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees) net of any insurance proceeds and tax benefits if, as and when received, in either case to which such Buyer Indemnified Party is entitled by virtue of any of the foregoing (collectively "Claims") arising out of or resulting from:

              (a) any breach of any warranty or misrepresentation by Seller or the breach or nonperformance of any covenant, agreement or obligation to be performed on the part of Seller under this Agreement, or in any closing certificate contemplated hereby or in any Schedule hereto;

              (b) the conduct of the Business prior to the Closing, except for liabilities specifically assumed by Buyer herein and reserved for on the Closing Balance Sheet;

              (c) any liability for Taxes incurred with respect to any Taxable Year ending on or before the Closing Date and that portion of any Split Period ending on the Closing Date;

              (d) the MSSC Interest or the Joint Venture Agreement on or prior to the Closing;

              (e)  the Excluded Assets; and

              (f)  the Excluded Liabilities.

         10.2 Indemnification by Buyer.

              From and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, agents and employees (the "Seller Indemnified Parties") from, against and in respect of any and all Claims arising out of or resulting from (i) any breach of any warranty or misrepresentation by Buyer or the breach or nonperformance of any covenant, agreement or obligation to be performed on the part of Buyer under this Agreement, or in any closing certificate contemplated hereby or in any Schedule hereto; (ii) any Assumed Liabilities and (iii) except for the Excluded Liabilities and the Excluded Assets, the MSSC Interest, operation of the Defense Business and the use of the Acquired Assets in the operation thereof after the Closing Date.

         10.3 Limitations.

              (a) Notwithstanding anything contained in this Agreement to the contrary: (i) neither party shall be liable for any amounts for which an Indemnified Party (as defined below) is otherwise entitled to indemnification in connection with the breach or inaccuracy of any representation or warranty or any breach of any covenant contained herein until the aggregate amount for which such Indemnified Party is entitled to indemnification with respect to all such

                                     A-I-47

Claims for indemnification in the aggregate exceed Fifty Thousand Dollars ($50,000) (the "Threshold"), at which time such party shall be liable for any such excess, and (ii) nor shall a party indemnifying another party hereto be required to make indemnification in connection with the breach or inaccuracy of any representation or warranty or any breach of any covenant contained herein to the extent indemnification payments with respect to all such claims for indemnification would exceed in the aggregate Eleven Million Dollars ($11,000,000) (the "Maximum Indemnification Amount"). In determining the foregoing Threshold and in otherwise determining the amount to which the Indemnified Party is entitled to assert a claim for indemnification pursuant to this Article 10, only actual losses shall be considered. The Threshold and Maximum Indemnification Amount shall not apply as to any Claims related to: (i) the Excluded Assets; (ii) the Excluded Liabilities; and (iii) a final, non-appealable judgment of a court of competent jurisdiction that either party has committed fraud against the other with respect to the transactions contemplated under this Agreement. The parties hereto waive as against each other any claim to consequential, special, exemplary or punitive damages except to the extent consequential, special, exemplary or punitive damages are awarded to a third Person against an Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder such consequential, special, exemplary or punitive damages so awarded shall be payable to such Indemnified Party hereunder.

              (b) Indemnification Claims brought under Section 10.1 other than those arising from the Excluded Assets or the Excluded Liabilities, shall be satisfied exclusively by Seller first from the Escrowed Shares pursuant to the Escrow Agreement and then, to the extent such Claims exceed the value of the Escrowed Shares, or are made after the termination of the escrow established pursuant to the Escrow Agreement, such excess shall be satisfied by the remaining Cash Consideration and then the Share Consideration.

              (c) The respective obligations of the parties to indemnify in connection with the breach or inaccuracy of any representation or warranty or any breach of a covenant contained herein shall expire: (i) eighteen (18) months after the Closing Date as to Claims solely between the parties hereto which are not brought within such time period, (ii) six (6) months following the expiration of all appropriate statutes of limitations as to Claims involving the representation and warranty referred to in Section 3.15 (Taxes) hereof and Claims brought by third Persons (including Employees), and (iii) seven (7) years after the Closing Date as to Claims involving the representation and warranty referred to in Section 3.18 (Environmental Matters) hereof. Claims relating to the representations and warranties referred to in Section 3.8 (Title to Assets) hereof and Section 4.5 (Valid Issuance of Securities) hereof shall not expire. Notwithstanding the foregoing, the respective indemnification obligations of the parties hereunder shall not expire with respect to any Claim brought within such specified time periods until the indemnification obligation, if any, with respect to such Claim shall have been finally determined and paid.

         10.4 Indemnification Procedure.

         In any case under this Agreement where Seller has indemnified a Buyer Indemnified Party or Buyer has indemnified a Seller Indemnified Party (the indemnifying party hereinafter the "Indemnifying Party" and the party entitled to indemnification hereinafter the "Indemnified Party") against any Claim, indemnification shall be conditioned on compliance with the procedure and shall be subject to the limitations outlined below:

                                     A-I-48

              (a) Provided that prompt notice is given of a Claim for which indemnification might be claimed under this Article 10, unless the failure to provide such notice does not actually and materially prejudice the interests of the Indemnifying Party, the Indemnifying Party promptly will defend, contest, or otherwise protect against any such Claim at its own cost and expense. Such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by an Indemnified Party.

              (b) An Indemnified Party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless such Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter, provided that the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and provided further that such Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

              (c) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect against any such Claim, an Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any reasonable compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or the compromise or settlement thereof; provided, however, that if the Indemnifying Party undertakes the defense of such matter, an Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred in the defense thereof other than the reasonable costs of providing assistance.

              (d) The Indemnified Parties shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder. The Indemnified Parties shall take commercially reasonable steps to protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

         10.5 Magnavox Asset Purchase Agreement and Subrogation

              (a) In the event that Buyer recovers losses from Seller pursuant to this Article 10 and such losses come within the scope of, and are recoverable by Buyer from Magnavox or General Atronics Corporation under, the indemnification provisions contained in Section 10 of the Magnavox Asset Purchase Agreement ("Magnavox Indemnity"), Seller shall be subrogated to the indemnification rights of Buyer under the Magnavox Asset Purchase Agreement, as transferred and assigned to Buyer hereunder, and may enforce and exercise such rights against, and seek recovery from, Magnavox or General Atronics Corporation, as the case may be, to the extent provided under Section 10 of the Magnavox Asset Purchase Agreement.

              (b) In the event that Seller (and not Buyer) becomes subject to any Claim and such Claim comes within the scope of the Magnavox Indemnity, Buyer agrees to assign to Seller its rights under the Magnavox Indemnity so that Seller may seek redress directly from Magnavox under the terms of the Magnavox Indemnity.

                                     A-I-49

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination.

         This Agreement may be terminated at any time prior to the Closing Date:

              (a)  by mutual written consent of Seller and Buyer;

              (b)  by either Seller or Buyer;

                   (i) if the Closing shall not have occurred by July 31, 2000;

                   (ii)  if any Restraint having any of the effects set forth in
                         Section 9.1 shall be in effect and shall have become final and non-appealable; or

                   (iii) if the value of the Acquired Assets prior to Closing is less than Four Million Five Hundred Thousand Dollars ($4,500,000).

              (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

              (d) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement.

         11.2 Effect of Termination.

         The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, with no liability on the part of any party or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Buyer or Seller might have arising from a breach of this Agreement.


                                  ARTICLE XII
                                  MISCELLANEOUS

         12.1 Survival of Representations and Warranties.

         The representations and warranties in this Agreement shall survive the Closing for a period equal to the respective expiration periods under Section 10.3(c) hereof. The expenses provision of Section 6.10 hereof shall survive any termination hereof. Notwithstanding anything to the contrary herein, this Section shall in no way limit the survival of any covenant or agreement of the parties set forth herein (except to the extent that covenants may be limited by their terms) and neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                     A-I-50

         12.2  Waiver.

         At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

         12.3 Notices.

              (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

              (b)  If to Buyer:

                   DRS Technologies, Inc.
                   5 Sylvan Way
                   Parsippany, New Jersey 07054
                   Facsimile No.: (973) 898-4730
                   Attention: Nina Laserson Dunn, Esq.

                   with a copy to:

                   Arnold & Porter
                   399 Park Avenue
                   New York, New York 10022
                   Facsimile No.: (212) 713-1399
                   Attention:  Vijay S. Tata, Esq.

                   If to Seller:

                   General Atronics Corporation
                   1200 East Mermaid Lane
                   Wyndmoor, Pennsylvania 19038
                   Attention: George E. Huffman
                   Facsimile No.: (215) 233-9947

                   with a copy to:

                   McCausland, Keen & Buckman
                   259 North Radnor-Chester Road, Suite 160
                   Radnor, Pennsylvania 19087
                   Attention:  Robert H. Young, Jr.
                   Facsimile No.: (610) 341-1099

                                     A-I-51

              (c) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         12.4 Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.5 Interpretation.

         The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         12.6 Amendment.

         This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         12.7 No Third Party Beneficiaries.

         Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement.

         12.8 Successors and Assigns.

         The Agreement shall be binding upon and shall inure to the benefit of the parties, their respective successors and assigns and their respective shareholders to whom the assets of such party are distributed in the event of dissolution, but only as to each shareholder to the extent of the assets distributed to such shareholder; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any party without the consent of the other party hereto; provided further, however, that Buyer shall, without Seller's consent, have the right to designate prior to the Closing Date, any other direct or indirect wholly-owned subsidiary of Seller that will, in lieu of Buyer, purchase the Acquired Assets and the Assumed Liabilities and that such designation shall not affect the obligations of Buyer hereunder.

         12.9 Governing Law.

          Except as the laws of the Commonwealth of Pennsylvania are by their terms applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

         12.10  Entire Agreement.

         This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                                     A-I-52

         12.11  Validity.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         12.12  Arbitration

              (a) The parties shall use their best efforts to resolve any Dispute (as defined in paragraph (b) below) through negotiation. If, and only if, the parties fail to resolve the Dispute through such negotiations, either party may initiate an arbitration proceeding in accordance with this Section 12.12.

              (b) Subject to paragraph (a) above, any dispute, controversy, claim or difference between the parties with respect to any matter related to or arising out of this Agreement (each, a "Dispute"), including any question regarding the existence, validity or termination hereof, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the provisions of this Section 12.12. Any arbitration proceeding (each, a "Proceeding") shall be held in New York, New York.

              (c) Each party shall appoint one arbitrator within thirty (30) calendar days after the Proceeding has been initiated. If either party fails to appoint an arbitrator within such time, such arbitrator shall be appointed by the American Arbitration Association. The arbitrators so appointed shall appoint a third arbitrator within thirty (30) calendar days after the appointment of the second arbitrator. If they fail to do so within such time, the third arbitrator shall be appointed by the American Arbitration Association within the next twenty (20) calendar days. The third arbitrator shall act as chairman of the arbitration. If any arbitrator is required to be replaced, the replacement arbitrator shall be appointed.

              (d) The arbitrators shall decide all Disputes by a majority vote in accordance with this Agreement and the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The decision of the arbitrators shall be in writing and presented in separate finding of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal may be taken, and an order confirming the award or judgment upon the award may be entered in any court having jurisdiction. The award of the arbitrators may include pre-award interest and equitable relief to the extent the arbitrators deem appropriate. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any Dispute presented to the arbitrators; that any monetary award shall be made payable promptly and free of any deduction or offset (except such amount, if any, as may be awarded by the arbitrators in respect of counterclaims brought in the same proceedings); and that any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

              (e) The arbitrators, in the award, may assess the fees and expenses of the arbitrators and the Proceeding, and the witness and attorneys' fees of the parties, or any part thereof, against either or both parties, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, the fees and expenses of each arbitrator appointed by a

                                     A-I-53
party shall be borne by such party and the fees and expenses of the Proceeding and of the third arbitrator shall be divided equally between the parties.

              (f) Prior to the appointment of the arbitrators, either party may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary and appropriate.

              (g) Notwithstanding anything to the contrary in this Section 12.12, the parties expressly agree that either party may seek provisional relief, including without limitation to temporary restraining orders and preliminary injunctions, in addition to the remedy of arbitration set forth herein. Any such action for relief shall not constitute a waiver of the right to arbitrate.

              (h) In addition, notwithstanding the foregoing, if either party is required to defend or prosecute third party claims in courts having jurisdiction over such matters, neither party shall be precluded from fully exercising its rights against the other party in such court with respect to such matters.


                       [Signatures begin on the next page]


                                     A-I-54

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.


                                     DRS TECHNOLOGIES, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:



                                     GENERAL ATRONICS CORPORATION


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:



         Each of George E. Huffman, Howard S. Brown, Michel M. Goutmann and Joseph A. Gothie by their execution below, hereby acknowledge receipt of a copy of this Agreement and agree to comply with the Non-Compete covenant set forth in
Section 7.1 hereof.

         By their execution below, each of Messrs. Huffman, Brown, Goutmann, and Gothie represent and warrant to Seller and Buyer that it has duly executed and delivered this Agreement for purposes of the Non-Compete covenant in Section 7.1 hereof only and the Non-Compete covenant in Section 7.1 hereof constitutes a valid, legal binding obligation of each Key Shareholder enforceable in accordance with its terms.


                                     By:
                                        -------------------------
                                        Name:  George E. Huffman
                                        Title:

                                     By:
                                        -------------------------
                                        Name:  Howard S. Brown
                                        Title:

                                     By:
                                        -------------------------
                                        Name:  Michel M. Goutmann
                                        Title:

                                     By:
                                        -------------------------
                                        Name:  Joseph A. Gothie
                                        Title:


                                     A-I-55

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I DEFINITIONS..........................................................1

ARTICLE II SALE AND PURCHASE...................................................6

         2.1      Acquired Assets..............................................6

         2.2      Excluded Assets..............................................8

         2.3      Assumed Liabilities..........................................8

         2.4      Excluded Liabilities.........................................9

         2.5      Estimated Balance Sheet and Net Assets......................10

         2.6      Purchase Price..............................................10

         2.7      Purchase Price Adjustment...................................11

         2.8      Closing.....................................................12

         2.9      Transactions at Closing.....................................12


ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..........................14

         3.1      Organization and Qualification..............................14

         3.2      Authority Relative to this Agreement........................14

         3.3      No Violations, etc..........................................14

         3.4      Absence of Changes or Events................................15

         3.5      Accounts Receivable.........................................16

         3.6      Litigation..................................................16

         3.7      Compliance with Law.........................................16

         3.8      Title to Assets.............................................17

         3.9      MSSC Interest and Joint Venture Agreement...................17

         3.10     Equipment and Property......................................17

         3.11     Inventories.................................................18

         3.12     Business Contracts..........................................18

         3.13     Transferred Permits.........................................18

         3.14     Intellectual Property.......................................18

         3.15     Taxes.......................................................20

         3.16     Employee Benefit Plans......................................21

         3.17     Employees...................................................23

                                      (i)

         3.18     Environmental Matters.......................................24

         3.19     Government Contracts........................................25

         3.20     Financial Information.......................................28

         3.21     Customers...................................................28

         3.22     Disclosure..................................................28

         3.23     Finders or Brokers..........................................29

         3.24     Insurance...................................................29

         3.25     Access and Sophistication...................................29

         3.26     Investment Representation...................................29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER............................30

         4.1      Organization and Qualification..............................30

         4.2      Authority Relative to this Agreement........................30

         4.3      Capitalization..............................................31

         4.4      Subsidiaries................................................31

         4.5      Valid Issuance of Securities................................31

         4.6      No Violations, etc..........................................31

         4.7      Litigation..................................................32

         4.8      Absence of Changes or Events................................33

         4.9      Disclosure..................................................33

         4.10     Finders or Brokers..........................................33


ARTICLE V CONDUCT OF BUSINESS OF SELLER.......................................33

         5.1      Conduct of Defense Business and Business of MSSC
                  Pending the Acquisition.....................................33

         5.2      Permitted Actions...........................................35


ARTICLE VI COVENANTS AND AGREEMENTS...........................................35

         6.1      Additional Agreements; Cooperation..........................35

         6.2      Third Party Consents........................................36

         6.3      Novation of United States Government Contracts..............36

         6.4      Patent, Trademark and Copyright Filings.....................37

         6.5      Schedules...................................................37

         6.6      Full Access.................................................37

         6.7      No Shopping.................................................38

         6.8      Notification of Certain Matters.............................38

                                      (ii)

         6.9      Publicity...................................................38

         6.10     Fees and Expenses...........................................38

         6.11     Tax Matters.................................................39

         6.12     Interim Operating...........................................39

         6.13     Lease of Property...........................................40

         6.14     Environmental Matters.......................................40


ARTICLE VII POST-CLOSING COVENANTS............................................40

         7.1      Non-Compete.................................................40

         7.2      Non-Solicitation............................................40

         7.3      Access to Files.............................................41

         7.4      Further Assurances..........................................41


ARTICLE VIII EMPLOYEES AND EMPLOYEE BENEFITS..................................41

         8.1      Employees and Employee Benefits.............................41

         8.2      Designated and Accepting Employees..........................42

         8.3      Benefits of Accepting Employees.............................42

         8.4      Retention of Employees......................................44

         8.5      Cooperation.................................................44


ARTICLE IX CONDITIONS TO CLOSING..............................................44

         9.1      Conditions to Each Party's Obligation.......................44

         9.2      Conditions to Obligations of Buyer..........................45

         9.3      Conditions to Obligations of Seller.........................46


ARTICLE X INDEMNIFICATION.....................................................47

         10.1     Indemnification by Seller...................................47

         10.2     Indemnification by Buyer....................................47

         10.3     Limitations.................................................47

         10.4     Indemnification Procedure...................................48

         10.5     Magnavox Asset Purchase Agreement and Subrogation...........49


ARTICLE XI TERMINATION........................................................50

         11.1     Termination.................................................50

         11.2     Effect of Termination.......................................50

                                     (iii)

ARTICLE XII MISCELLANEOUS.....................................................50

         12.1     Survival of Representations and Warranties..................50

         12.2     Waiver......................................................51

         12.3     Notices.....................................................51

         12.4     Counterparts................................................52

         12.5     Interpretation..............................................52

         12.6     Amendment...................................................52

         12.7     No Third Party Beneficiaries................................52

         12.8     Successors and Assigns......................................52

         12.9     Governing Law...............................................52

         12.10    Entire Agreement............................................52

         12.11    Validity....................................................53

         12.12    Arbitration.................................................53

         Exhibits

         Exhibit 2.6             Escrow Agreement
         Exhibit 6.13            Lease
         Exhibit 9.2(g)          Opinion of McCausland, Keen & Buckman
         Exhibit 9.2(h)          Lock-up Agreement
         Exhibit 9.3(g)          Opinion of Buyer's General Counsel

         Seller's Schedules

         Schedule I              Permitted Encumbrances
         Schedule 2.1            Equipment
         Schedule 2.1(e)         Business Contracts
         Schedule 2.1(h)         Intellectual Property
         Schedule 2.1(i)         Transferred Permits
         Schedule 2.1(m)         Non-transferable claims
         Schedule 3.3            Violations
         Schedule 3.4            Material Changes
         Schedule 3.5            Accounts Receivable
         Schedule 3.6            Litigation
         Schedule 3.7            Violations
         Schedule 3.8            Assets other than Acquired Assets used in
                                    Defense Business
         Schedule 3.11           Location of Inventory
         Schedule 3.12(d)        Defaults under Business Contracts
         Schedule 3.12(e)        Notices of Termination of Business Contracts
         Schedule 3.12(f)        Consents to Sell, Assign, etc.
         Schedule 3.14(j)        Trade Names
         Schedule 3.15           Tax Matters
         Schedule 3.16           Employee Benefit Plans

                                   (iv)

         Schedule 3.16(j)        Plans Providing Benefits after Retirement or
                                    Termination of Service
         Schedule 3.16(k)        Plans Entitling Participants to Severance Pay,
                                    etc.
         Schedule 3.17           Employees
         Schedule 3.17(b)        Employees not "at will"
         Schedule 3.17(c)        Employees under Investigation
         Schedule 3.17 (e)       Employee Contracts
         Schedule 3.18           Environmental Matters
         Schedule 3.19           Government Contracts
         Schedule 3.19(i)        Show Cause, Cure or Deficiency Notice
                                    Relating to Outstanding Government Contracts
         Schedule 3.19(j)        Outstanding Disputes or Claims under Government
                                    Contracts
         Schedule 3.19(k)        Outstanding Disputes or Claims and Foreseeable
                                    Expenditures Materially Increasing Cost of
                                    Completes
         Schedule 3.19(r)        Government Contract Set-Offs
         Schedule 3.19(t)        Government Contract Disputes or Disallowances
         Schedule 3.19(u)        Assignments/Financings Arrangements
         Schedule 3.19(v)        Government Property
         Schedule 3.19(w)        Non-compliance with Government Contracts
         Schedule 3.21           Customers Schedule 3.24 Insurance Policies
         Schedule 5.2            Permitted Actions
         Schedule 6.11(b)        Allocation of Purchase Price
         Schedule 9.2(d)         Consents

         Buyer's Schedules

         Schedule 4.1            Violations of Organizational Documents
         Schedule 4.3            Agreements Relating to Buyer's Capital Stock
         Schedule 4.4            Subsidiaries
         Schedule 4.6(a)         Required Filings, Permits, Authorizations, etc.
         Schedule 4.6(c)         Violations or Defaults
         Schedule 4.7            Litigation
         Schedule 4.8            Absence of Changes or Events
         Schedule 9.3(d)         Consents


                                      (v)